                                                                    EXHIBIT 10.7


                                   SUBLEASE

                        OAKMEAD WEST BUILDINGS PROJECT

                                  BUILDING C
                               945 STEWART DRIVE

                                    Between

                            APPLIED MATERIALS, INC.
                                 (Sublandlord)

                                      And

                            VITRIA TECHNOLOGY, INC.
                                  (Subtenant)

                               Table Of Contents

                                                                Page
1.   Sublease Agreement........................................   3
2.   Rent......................................................   4
3.   Construction Of Interior Improvements And Possession......   8
4.   Services And Utilities....................................   9
5.   Alterations...............................................   9
6.   Use Of Premises...........................................  12
7.   Governmental Requirements And Building Rules..............  14
8.   Repair And Maintenance....................................  14
9.   Waiver Of Claims; Indemnification; Insurance..............  15
10.  Fire And Other Casualty...................................  18
11.  Eminent Domain............................................  19
12.  Rights Reserved To Landlord And Sublandlord...............  19
13.  Subtenant's Default.......................................  21
14.  Sublandlord Remedies......................................  21
15.  Surrender.................................................  23
16.  Holdover..................................................  24
17.  Subordination To Ground Leases And Mortgages..............  24
18.  Assignment And Sublease...................................  25
19.  Conveyance By Sublandlord Or Landlord.....................  27
20.  Estoppel Certificate......................................  27
21.  Financial Statements......................................  27
22.  Lease Deposit.............................................  28
23.  Force Majeure.............................................  28
24.  Notices...................................................  28
25.  Quiet Possession..........................................  29
26.  Real Estate Broker........................................  29
27.  Miscellaneous.............................................  30
28.  Unrelated Business Income.................................  32
29.  Hazardous Substances......................................  32
30.  Exculpation...............................................  34

                               Table Of Contents
                                  (Continued)

                                                                Page
31.  Sublandlord Obligations...................................  34
32.  Sublandlord's Representations And Warranties..............  34
33.  Subtenant Cure Right......................................  35
34.  Landlord Consent..........................................  35

                                   SUBLEASE

     This Sublease (the "Sublease") is made as of April 6th, 1999 (dated for reference purposes only and referred to herein as the "Effective Date") between Applied Materials, Inc., a Delaware corporation (the "Sublandlord") and Vitria Technology, Inc., a California corporation ("Subtenant"). The term "Project" means the seven (7) buildings ("Buildings") and other improvements commonly known as the "Oakmead West" located on the land (the "Land") in Sunnyvale, California, as more particularly described on EXHIBIT A. "Premises" or "Building" means the building designated 945 Stewart Drive or Building C.

     Sublandlord is lessee of the Project pursuant to the Lease dated September 9, 1997 ("Master Lease") between Sublandlord as Tenant and CarrAmerica Realty Corporation as Landlord.

     The following schedule (the "Schedule") is an integral part of this Sublease. Terms defined in this Schedule shall have the same meaning throughout the Sublease.

                                   Schedule

     1.  Subtenant: Vitria Technology, Inc.

     2. Premises: Building C (the "Building"), 945 Stewart Drive, Sunnyvale, California, as described in EXHIBIT A attached hereto.

     3.  Rentable Square Footage of the Premises:   63,781 sq. ft.

     4. Subtenant's Proportionate Share: 100% for Operating Costs and Taxes allocated to the Building and 14.97% for Operating Costs and Taxes charged to the Project but not allocated to specific Buildings by Landlord.

     5. Lease Deposit: $83,135.10 due upon execution of this Sublease, representing advance payment of the first month's rent ("Advance Rent Deposit"), plus a security deposit in cash in the amount of twice the last month's rent
----
($283,773.10) ("Security Deposit").

     6. Permitted Use: Office; storage and shipping of equipment and parts; assembly (using parts manufactured elsewhere), repair and testing of machinery and equipment; research, testing and demonstration laboratory; and ancillary uses permitted under applicable laws.

     7.  Subtenant's Real Estate Broker for this Lease: CB Richard Ellis

     8.  Sublandlord's Real Estate Broker for this Lease: Wayne Mascia
Associates

     9. Tenant Improvement Allowance: $1,594,525.00 Base Allowance plus an Additional Allowance of up to $446,467.

     10. Commencement Date:  Approximately August 1, 1999; See Paragraph 1.A.

     11. Term: Commencing on the Commencement Date and expiring August 31, 2003 ("Termination Date").

     12.  Guarantor: None

     13.  Base Rent:



                                   Monthly/Square
                                   Foot prior to             Monthly
                    Months         Amortization             Base Rent
                    ------         ------------             ---------

                       1-6          $ 1.85 * **             $  85,135.50* **
                      6-12            1.85**                  129,130.35**
                     13-24            1.90**                  132,319.40**
                     25-36            1.95**                  135,508.45**
                     37-48            2.00**                  138,697.50**
                        49            2.05**                  141,886.55**


     * Base Rent for months one (1) - six (6) is calculated upon 40,000 sq.ft. of the Premises.

     ** The total monthly Base Rent reflects $7.00 per square foot of the Additional Allowance utilized for Tenant Improvements (amortized at ten percent (10%) over 49 months). The portion of the monthly Base Rent in the amount of $11,135.50 to amortize the Additional Allowance is charged to the actual square footage of the Premises in months 1-6.

     14. Master Lease: Lease dated September 9, 1997 between Applied Materials, Inc. as Tenant and CarrAmerica Realty Corporation as Landlord

     15.  Landlord or Master Landlord:  CarrAmerica Realty Corporation

     1. Sublease Agreement. On the terms stated in this Sublease, Sublandlord subleases the Premises to Subtenant, and Subtenant leases the Premises from Sublandlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless sooner terminated pursuant to this Sublease.

          A. Commencement Date. The Commencement Date shall the date established pursuant to this section, and the Sublease shall expire on the Termination Date set forth in the Schedule. Subject to Section 1B below, the Commencement Date shall be the earliest occurring of the following:

               (i) The date of Substantial Completion of the Tenant Improvements, as such term is defined in the Work Letter Agreement attached hereto as EXHIBIT C ("Work Letter Agreement"); or

               (ii) August 1, 1999.

          B. Subtenant Delays. If the Commencement Date has not occurred on or before August 1, 1999 due to Subtenant delays, the Commencement Date shall be the date on which the Commencement Date would have occurred but for Subtenant Delays. Subtenant agrees that if Sublandlord is unable to deliver possession of the Premises to Subtenant by August 1, 1999 (the anticipated Commencement Date of the Sublease term), this Sublease shall not be void or voidable, nor shall Sublandlord be liable to Subtenant for any loss or damage resulting therefrom, but in such event the obligation to pay Rent shall be suspended from the anticipated Commencement Date until the actual Commencement Date except to the extent such delay is due to the fault of Subtenant. Delays "due to the fault of Subtenant" shall be as set forth in Paragraph 15 of the Work Letter Agreement and shall also include interference with Sublandlord's work caused by Subtenant or Subtenants employees or contractors. If the Commencement Date has not occurred on or before November 1, 1999 ("First Termination Date"), Subtenant may terminate this Sublease by written notice to Sublandlord on or before November 15, 1999; provided, however, that the First Termination Date shall be extended by a period of time equal to any delays due to the fault of Subtenant or due to causes beyond the reasonable control of Sublandlord ("force majeure") such as rain, flooding, fire or other casualty, labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, sabotage, governmental regulations or control, inability to obtain materials, services or governmental permits despite diligent efforts to do so, or acts of God. If the Commencement Date has not occurred by February 1, 2000 ("Final Delivery Date"), through no fault of the terminating party, either party may terminate this Sublease by written notice to the other on or before February 15, 2000. If this Sublease is terminated pursuant to either of the two (2) preceding sentences, Sublandlord shall return the Advance Rent Deposit and the Security Deposit within ten (10) business days.

          C. Early Occupancy. During the period beginning thirty (30) days prior to the anticipated Commencement Date (the "Early Occupancy Period"), provided that Subtenant's occupancy does not interfere with or cause delays to Sublandlord's construction obligations, Subtenant shall be permitted to enter the Building upon reasonable notice to Sublandlord and its general contractor for the sole purpose of installation of its benchwork, equipment calibration, network cabling, telecommunications, furniture systems, and other installations necessary for the conduct of Subtenant's business and use adjacent parking and loading areas in connection therewith. Notwithstanding any other provision herein to the contrary, Subtenant's occupancy of the Building during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Sublease (including Subtenant's obligations regarding indemnity and insurance), provided, however, that Subtenant's obligation to pay Rent during the Early Occupancy Period shall be waived. In any event, Subtenant shall be responsible for any additional utility charges incurred by Landlord or Sublandlord which is caused by Subtenant's use of the Building during the Early Occupancy Period.

     2.   Rent.

          A. Types of Rent. Subtenant shall pay the following Rent in the form of a check (or via wire transfer) to Sublandlord pursuant to instructions to be given by Sublandlord to Subtenant prior to the Commencement Date.

               (1) Base Rent in monthly installments in advance, the first monthly installment due on or prior to the first day of the second (2nd) month following the Commencement Date (the Advance Rent Deposit shall be applied against the first month's Base Rent), and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule, as adjusted.

               (2) Operating Costs Share Rent in an amount equal to (a) $4,800.00 annual management fee charged by Sublandlord, plus (b) Subtenant's Proportionate Share of the Landlord Operating Costs for the applicable fiscal year of the Sublease, charged to Sublandlord by Landlord ("Landlord Operating Costs"). Operating Costs Share Rent shall be due monthly in advance in an estimated amount commencing with the Commencement Date, and thereafter on or before the first day of each month of the Term. Definitions of Landlord's Operating Costs and Subtenant's Proportionate Share, and the method for billing and payment of Operating Costs Share Rent are set forth in Sections 2B, 2C and 2D.

               (3) Tax Share Rent in an amount equal to Taxes for the applicable fiscal year of this Sublease allocated to the Premises, paid semi-annually as set forth in Section 2B(1) below. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.

               (4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Subtenant is required to pay under this Sublease, excluding Base Rent, Operating Costs Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

               (5) Rent as used in this Sublease means Base Rent, Operating Costs Share Rent, Tax Share Rent, and Additional Rent. Subtenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

          B.   Payment of Operating Costs Share Rent and Tax Share Rent.

               (1) Payment of Estimated Operating Costs Share Rent and Tax Share Rent. Pursuant to the Master Lease, Landlord shall estimate the Landlord Operating Costs and Taxes (defined in Section 2A(2) by reference to the term "Operating Costs" defined in the Master Lease, which definition shall be used hereinafter) by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as an increase in utility or maintenance costs for the Project common areas; provided in no event shall the estimate be revised more than once in any calendar year. Sublandlord shall deliver such estimates to Subtenant promptly upon receipt from Landlord. Within ten (10) days after receiving the original or revised estimate from Sublandlord, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant's Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Subtenant for the months elapsed. On the first day of each month thereafter, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant's Proportionate Share of this estimate, until a new estimate becomes applicable. Notwithstanding the foregoing, Landlord's estimate excludes the portion of the Taxes payable semi-annually to the County of Santa Clara pursuant to property tax bills for the Project (the "Property Tax Bills"). With respect to Taxes payable in connection with Property Tax Bills, Sublandlord shall deliver copies of such bills to Subtenant at least thirty (30) days prior to the Delinquency Date set forth therein, and Subtenant shall pay to Sublandlord, at least fifteen (15) days prior to the Delinquency Date, Subtenant's Proportionate Share of the amount payable thereunder. Any interest or penalties payable by Sublandlord as a result of Subtenant's failure to timely pay such Taxes to Sublandlord shall be deemed Additional Rent payable by Subtenant hereunder.

               (2) Correction of Operating Costs Share Rent. Sublandlord shall deliver to Subtenant a report for the previous fiscal year (the "Operating Costs Report") promptly after receipt from Landlord, which pursuant to the Master Lease shall be April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred and charged to Sublandlord, (b) the amount of Operating Costs Share Rent due from Subtenant, and (c) the amount of Operating Costs Share Rent paid by Subtenant. Within thirty (30) days after such delivery, Subtenant shall pay to Sublandlord the amount due minus the amount paid. If the amount paid exceeds the amount due (including credit for any refunds from Landlord to Sublandlord as correction of Operating Costs Share Rent), Sublandlord shall apply the excess to Subtenant's payments of Operating Costs Share Rent next coming due.

               (3) Correction of Tax Share Rent. Sublandlord shall deliver to Subtenant a report for the previous fiscal year (the "Tax Report") by April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Subtenant, and (c) the amount of Tax Share Rent paid by Subtenant. Within thirty (30) days after such delivery, Subtenant shall pay to Sublandlord the amount due from Subtenant minus the amount paid by Subtenant. If the amount paid exceeds the amount due, Sublandlord shall apply any excess as a credit against Subtenant's payments of Tax Share Rent next coming due.

          C.   Definitions.

               (1) Included Operating Costs. "Landlord Operating Costs" means all Operating Costs as defined in the Master Lease.

               (2) Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord or Sublandlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord or Sublandlord under this Sublease (the "Rent Tax"). Taxes shall also include all
                                      --------
fees and other costs and expenses paid by Landlord in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful; provided that the amount paid by Landlord in any calendar year shall not exceed the greater of (i) $5,000, or (ii) thirty five percent (35%) of the annual savings achieved during that taxable year as a result of such refund or reassessment. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions ("CC&R's")
                                                                     ------
recorded against the Land and any installments of principal and interest required to pay annual debt service for any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.

          For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

               (4) Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, prorated for partial years.

               (5) Fiscal Year. "Fiscal Year" means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

               (6) "Project Common Areas" means the areas and facilities within the Project, exclusive of the Buildings and their interiors, provided and designated by Landlord for the general use of the tenants of the Project, including plazas, benches, landscape areas, parking areas, sidewalks, service areas, and trash disposal facilities, subject to the reasonable rules and regulations promulgated from time to time by Landlord.

          D.   Computation of Base Rent and Rent Adjustments.
               (1) Prorations. If this Sublease begins on a day other than the first day of a month, the Base Rent, Operating Costs Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Sublease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Costs Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.

               (2) Default Interest. Any sum due from Subtenant to Sublandlord or Landlord not paid when due shall bear interest from the date due until paid at a rate ("Interest Rate") equal to the lesser of twelve percent (12%) per annum or the maximum rate permitted by law.

               (3) Rent Adjustments. The square footage of the Building set forth in the Schedule is conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Building. If any Operating Costs paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Costs among the related fiscal years.

               (4) Books and Records. Pursuant to the Master Lease, Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Sublandlord shall maintain books and records reflecting the Landlord Operating Costs and Taxes charged to and paid by Sublandlord. Subtenant and its certified public accountant shall have the right to inspect Sublandlord's books and records regarding such matters at Sublandlord's offices in Santa Clara, California during the ninety (90) days following the delivery of the Operating Costs Report. If Sublandlord makes such inspection of Landlord's books and records at Subtenant's request, Subtenant shall reimburse Sublandlord for its out-of-pocket costs in connection therewith within thirty (30) days after invoice therefor. Sublandlord may, at its sole discretion, and upon reasonable request from Subtenant shall, exercise any right Sublandlord may have to inspect Landlord's books and records under the Master Lease. Subtenant shall use good faith, reasonable efforts and due diligence to keep confidential the results of any such inspection of which Subtenant is informed. Unless Subtenant sends to Sublandlord any written exception to either such report within thirty (30) days prior to expiration of said ninety (90) day period, such report shall be deemed final and accepted by Subtenant. Subtenant shall pay the amount shown on both reports in the manner prescribed in this Sublease, whether or not Subtenant takes any such written exception, without any prejudice to such exception. If Subtenant makes a timely exception, Sublandlord, on behalf of Subtenant, shall exercise its right, with Landlord, to choose an independent certified public accountant or another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Subtenant's exception. Subtenant shall pay the cost of such certification unless Landlord is required to pay such cost pursuant to the Master Lease.

               (5) Miscellaneous. So long as Subtenant is in default of any obligation under this Sublease, Subtenant shall not be entitled to any refund of any amount from Sublandlord or Landlord. If this Sublease is terminated for any reason prior to the annual determination of Operating Costs Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Sublandlord's notice to Subtenant of the amount when it is determined (including credit for any refunds from Landlord to Sublandlord as correction of Operating Costs Share Rent). Sublandlord may commingle any payments made with respect to Operating Costs Share Rent or Tax Share Rent, without payment of interest. Any costs charged to Sublandlord pursuant to
Section 8A of the Master Lease due to the negligence, willful misconduct or breach of the Master Lease by Sublandlord or for damage caused in the performance of any work by Sublandlord, shall not be included in Operating Costs charged to Subtenant.

     3.   Construction Of Interior Improvements And Possession.

          A. Building Shell. As of the date hereof, Subtenant has received and approved final drawings, plans and specifications (the "Shell Final Plans") for the Building and the improvements described in 3.A.(1) below (the "Shell Upgrade Plans").

               (1) The "Building Shell" shall mean the Building structure, exterior walls, glass, floor slab, utilities (phone, gas, electric, plumbing, fire, and water) to the Building, and roof, and shall include the parking lot, landscaping and the base for the street monument sign. Landlord is responsible for bringing phone, electrical, gas and plumbing service to the Building (i.e., stubbed but not distributed) and for installing the main fire sprinkler trunks (i.e., installed but not distributed or "dropped"). The Building Shell does not include any elevators, stairs, HVAC, roof screens or thermal insulation. Notwithstanding the foregoing, Landlord has installed all elevators, and Sublandlord has installed the improvements listed on EXHIBIT E (the "Shell Upgrades").

               (2)  Sublandlord represents that:

                    i. The Building Shell (including the related landscaping and hard scape), elevator, and the Shell Upgrades have been constructed in accordance the Shell Final Plans and Shell Upgrade Plans delivered to and approved by Subtenant.

                    ii. The Building Shell and elevator and Shell Upgrades have been designed and constructed in accordance with applicable Building codes and laws, including the Americans With Disabilities Act ("ADA") as interpreted by the applicable governmental authority which issues the building permit.

                    iii. The Building Shell and elevator and Shell Upgrades have been constructed in a good and workmanlike manner, and of materials in accordance with specifications delivered to and approved by Subtenant.

                    iv. To the best of Sublandlord's actual knowledge, the Building and its in-place operating systems are in good working order and condition.

     Notwithstanding anything to the contrary herein, Sublandlord's warranties in (i) through (iii) herein with respect to the Building Shell and elevator are not warranties independent from Landlord's warranties under the Master Lease, and Sublandlord's sole obligation under this section, and Subtenant's sole remedy for breach of such warranties, shall be that Sublandlord shall diligently pursue its remedies against Landlord for breach of its warranties under the Master Lease and shall provide to Subtenant any benefit of recovery from Landlord. Sublandlord shall cooperate with Subtenant in enforcing for Subtenant's benefit any warranties available to Sublandlord covering the Tenant Improvements, Building Shell, elevators, and Shell Upgrades.

          B. Construction of Interior Improvements. Except for Sublandlord's obligation to install the Tenant Improvements in accordance with the Work Letter Agreement, Sublandlord is leasing the Premises to Subtenant "as is" and subject to the warranties set forth in Section 3A(2) above, without any obligation to alter, remodel, improve, or decorate any part of the Premises or Project. Sublandlord shall cause the Tenant Improvements to be completed in accordance with the terms, conditions and limitations set forth in the Work Letter Agreement. The Tenant Improvement Allowance shall be in the amount stated in the Schedule, subject to all terms and conditions of the Work Letter Agreement.

          C. Subtenant's Possession/Condition of Premises and Project. Sublandlord shall deliver the Premises on the Commencement Date broom-clean and free of debris or construction materials. Subtenant's taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition, subject only to those "punch list items" noted in writing to Sublandlord within the thirty (30) day period immediately following the date on which Subtenant takes possession of such portion of the Premises.

     4. Services And Utilities. As of the Commencement Date (and, if applicable, during the Early Occupancy Period), Subtenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Subtenant on or about the Premises during the Term, including without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Subtenant shall pay Subtenant's proportionate share of the cost of such utility service with all others served by the service not separately metered. However, if Sublandlord or Landlord reasonably determine that Subtenant is using a disproportionate amount of any utility service not separately metered, then Landlord or Sublandlord at its election may (i) periodically charge Subtenant, as Additional Rent, a sum equal to Landlord's or Sublandlord's reasonable estimate of the cost of Subtenant's excess use of such utility service, or (ii) install, at Subtenant's expense, a separate meter to measure the utility service supplied to the Premises. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Sublease, and any renovation, redecoration or rehabilitation of any area of the Project shall not render Sublandlord or Landlord liable for damages to either person or property or for interruption or loss to Subtenant's business, nor be construed as an eviction of Subtenant, nor work an abatement of any portion of Rent, nor relieve Subtenant from fulfillment of any covenant or agreement hereof; provided, however, in the event that an interruption of the Project services causes the Premises to be untenantable for a period of at least ten (10) consecutive business days, monthly Rent shall be abated proportionately.

     5.   Alterations.

          A. Landlord's Consent and Conditions. Subtenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and Sublandlord and obtaining Landlord's and Sublandlord's prior written consent, which shall not be unreasonably withheld, unless (a) the cost thereof is less than $50,000 per occurrence, (b) such Work does not impact the base structural components or systems of the Building, (c) such Work will not impact any other tenant's premises, and (d) such Work is not visible from outside the Building. Provided that Sublandlord receives all necessary information and plans from Subtenant, Sublandlord agrees to respond to Subtenant's request for Sublandlord's prior written consent to such alterations within seven (7) business days in the case of Work costing between $50,000 and $100,000, and within ten (10) business days for Work costing over $100,000. For purposes of the $50,000 and $100,000 thresholds, Subtenant may exclude costs associated with performing alterations which are solely cosmetic in nature, such as recarpeting and repainting the Premises. However, even if Sublandlord's or Landlord's prior written consent is not required, Subtenant shall provide Sublandlord and Landlord with prior written notice at least seven (7) days in advance of commencing the Work so that Sublandlord and Landlord may post and record a notice of nonresponsibility or other notices deemed appropriate before the commencement of such Work. Subtenant shall pay Landlord's and Sublandlord's actual out-of-pocket costs incurred for reviewing of all of the plans and all other items submitted by Subtenant. Landlord and/or Sublandlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, and (b) impacts any other tenant's premises.

     Subtenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work. Upon completion all Work shall become the property of Landlord, except for Subtenant's trade fixtures and for items which Landlord requires Subtenant to remove at Subtenant's cost at the termination of the Sublease pursuant to Section 5E.

     The following requirements shall apply to all Work:

          (1) Prior to commencement, Subtenant shall furnish to Sublandlord and Landlord building permits, certificates of insurance satisfactory to Landlord and Sublandlord, and, at Landlord's and Sublandlord's reasonable request, security for payment of all costs.

          (2) Subtenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

          (3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations ("Governmental Requirements").

          (4) Subtenant shall perform all Work so as to minimize or prevent disruption to other tenants of the Project, and Subtenant shall comply with all reasonable requests of Landlord or Sublandlord in response to complaints from other tenants.

               (5) Subtenant shall perform all Work in compliance with any "Policies, Rules and Procedures for Construction Projects" which may be in effect at the time the Work is performed.

               (6) Subtenant shall permit Landlord and Sublandlord to observe all Work.

               (7) Upon completion, Subtenant shall furnish Landlord and Sublandlord with contractor's affidavits and full and final statutory waivers of liens covering all labor and materials, as-built plans and specifications, and all other close-out documentation related to the Work, including any other information required under any "Policies, Rules and Procedures for Construction Projects" which may be in effect at such time.

          B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) shall be damaged during the performance of the Work, Subtenant shall promptly notify Sublandlord, and Sublandlord, or Landlord at its election, shall repair such damage at Subtenant's expense. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. The cost of any repairs made by Landlord or Sublandlord on account of Subtenant's default, or on account of the mis-use or neglect by Subtenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Subtenant on demand.

          C. No Liens. Subtenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's or Sublandlord's interests in the Building or the Project; any such lien or encumbrance shall attach to Subtenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Subtenant, then Subtenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Subtenant contests the lien or claim, then Subtenant shall (i) within such ten (10) day period, provide Landlord or Sublandlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Subtenant does not comply with these requirements, Landlord or Sublandlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord or Sublandlord, as the case may be, shall become Additional Rent payable by Subtenant on demand.

          D. Ownership of Improvements. All Work as defined in this Section 5, Building hardware, equipment and machinery serving the Premises, and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord, Sublandlord or Subtenant, (i) shall become Landlord's property upon installation without compensation to Subtenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option (which shall be stated at the time Landlord and Sublandlord consent to such Work) either (a) be surrendered to Landlord with the Premises at the termination of the Sublease or of Subtenant's right to possession, or (b) be removed in accordance with Subsection 5E below (unless Landlord and Sublandlord at the time each gives its consent to the performance of such construction expressly waives in writing the right to require such removal). Notwithstanding the foregoing, all Tenant Improvements installed by Sublandlord and financed in whole or in part by Landlord or Sublandlord from the Improvement Allowance described in the Schedule shall be the property of Landlord, Sublandlord, and Subtenant during the term of this Sublease in the proportions that each has financed the cost thereof, and shall become the property of Landlord upon expiration of this Sublease. In the event that this Sublease is terminated prior to the scheduled expiration date due to a default by Subtenant, Sublandlord shall have the right to remove all Work, other than the Tenant Improvements to be constructed in accordance with the Work Letter Agreement ("Initial Tenant Improvements") at Subtenant's expense.

          E. Removal Upon Termination. Upon the termination of this Sublease or Subtenant's right of possession, Subtenant shall remove from the Premises its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord or Sublandlord elects shall be removed by Subtenant pursuant to Section 5D, and any improvements to any portion of the Project other than the Premises made by or on behalf of Subtenant. If Subtenant does not timely remove such property, then Subtenant shall be conclusively presumed to have, at Sublandlord's election (i) conveyed such property to Sublandlord without compensation or (ii) abandoned such property, and Sublandlord may dispose of or store any part thereof in any manner at Subtenant's sole cost, without waiving Sublandlord's right to claim from Subtenant all expenses arising out of Subtenant's failure to remove the property, and without liability to Subtenant or any other person. Neither Landlord nor Sublandlord shall have any duty to be a bailee of any such personal property. If Sublandlord elects abandonment, Subtenant shall pay to Sublandlord, upon demand, any expenses incurred for disposition. Notwithstanding the foregoing, Subtenant shall have no obligation to remove the Initial Tenant Improvements.

     6.   Use Of Premises                                        .

          A. Limitation on Use. Subtenant shall use the Premises only for the Permitted Use stated in the Schedule. Subtenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's or Sublandlord's insurance on the Project, unless Subtenant pays any additional premiums as a result of such use. Subtenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, other than those materials reasonably required for Subtenant's Permitted Use under this Lease; provided that such materials are handled in strict accordance with all applicable governmental requirements. Subtenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord or Sublandlord. Subtenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. At the end of each business day, or more frequently if necessary, Subtenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Subtenant's peculiar use, Subtenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building under such laws.

          B. Signs. Subtenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord or Sublandlord. Sublandlord hereby agrees that so long as Subtenant leases one-hundred percent (100%) of the leasable space in the Building that Subtenant shall have the right (i) to place its standard name and logo sign on a Landlord-installed street monument base (as described in the Shell Final Plans) in front of the Building and, subject to Landlord's and Sublandlord's reasonable approval, (ii) to place its name and divisional occupant in an appropriate location on the Building. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R's recorded against the Project, and any sign criteria which may be established by Landlord and in effect at the time, and shall be installed (and removed upon the Termination Date) at Subtenant's expense. Subtenant, at its sole cost and expense, shall maintain such signs in good condition and repair, including the repair of any damage caused to the Building and/or Project upon the removal of such signs).

          C. Parking. Subtenant shall have the non-exclusive use of two hundred fifty-five (255) parking spaces in the Project's parking facilities upon terms and conditions as may from time to time be established by Landlord. Subtenant agrees not to overburden the parking facilities (i.e., use more than its pro rata share of the unallocated parking stalls available) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Under the Master Lease, Landlord has reserved the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Subtenant and the other tenants in the Project. Neither Landlord nor Sublandlord shall be liable to Subtenant, nor shall this Sublease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body.

          D. Prohibition Against Use of Roof and Structure of Building. Subtenant shall be prohibited from using any all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Sublease for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without the prior written consent of Landlord and Sublandlord, which consent Landlord and Sublandlord may withhold in their reasonable discretion. Notwithstanding the foregoing, Subtenant shall have the right to penetrate the roof, subject to all of the requirements for Work as set forth in Section 5A (e.g., submission of plans for Landlord's and Sublandlord's prior written consent), and to install antennae or satellite dishes for communication purposes, subject to Landlord's and Sublandlord's reasonable consent and Subtenant's compliance with all applicable Governmental Requirements and any reasonable installation and screening requirements imposed by Landlord or Sublandlord. Subtenant shall be solely responsible for repairing any damage to the roof and or Building caused by Subtenant's installation, operation or removal of such communications equipment. Upon the termination of this Sublease for any reason, Subtenant, at its sole cost and expense, shall remove the communications equipment from the Building and repair any damage cause to the roof or Building during such removal.

          E. Outside Area. Subject to Landlord's approval of location and design and ancillary Work requirements, Subtenant may install outside tables and chairs, the materials and design of which are consistent with design and materials of the Project, outside the Building on the side opposite the main entrance on Stewart Drive; this installation may involve rearrangement of landscaping, hardscape, and parking.

     7. Governmental Requirements And Building Rules. Subtenant shall comply with all Governmental Requirements applying to its use of the Premises. Subtenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord or Sublandlord. The present rules and regulations promulgated by Landlord are contained in EXHIBIT
B. Failure by another tenant to comply with the rules or failure by Landlord or Sublandlord to enforce them shall not relieve Subtenant of its obligation to comply with the rules or make Landlord or Sublandlord responsible to Subtenant in any way. Sublandlord shall use reasonable efforts to cause Landlord to apply the rules and regulations uniformly with respect to Subtenant and tenants in the Project. In the event of alterations and repairs performed by Subtenant, Subtenant shall comply with the provisions of Section 5 of this Sublease and any applicable "Policies, Rules and Regulations for Construction Projects" which may be established by Landlord and in effect at the time.

     8.   Repair And Maintenance.

          A. Landlord's Obligations. Pursuant to the terms of the Master Lease, Landlord is obligated to keep in good order, condition and repair (i) the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof (including the roof membrane), and the exterior walls of the Building (but excluding the interior surfaces of exterior walls and exterior and interior of all windows, doors, ceiling and plateglass which shall be maintained and repaired by Subtenant), (ii) the Building elevator, and (iii) the Project Common Areas, including all utilities and related utility lines and pipes outside of the Building ("Landlord's Maintenance Obligations"), and the costs incurred by Landlord to perform the foregoing obligations with respect to the Building to the extent they are deemed "Operating Costs" (as defined in Section 2C) shall be passed through to Subtenant, except that any damage to any of the foregoing caused by the negligence or willful acts or omissions of Subtenant or of Subtenant's agents, employees or invitees, or by reason of the failure of Subtenant to perform or comply with any terms of this Sublease, or caused by Subtenant or Subtenant's agents, employees or contractors during the performance of any work may be repaired by Sublandlord, solely at Subtenant's expense, or at Sublandlord's election, such repairs shall be made by Subtenant, at Subtenant's expense, with contractors approved by Landlord and Sublandlord. As between Sublandlord and Subtenant, Sublandlord shall be responsible for performance of Landlord's Maintenance Obligations if Landlord fails to do so and shall be entitled to charge Subtenant the cost of such work to the same extent as Landlord under the Master Lease and on the terms and conditions of this Sublease. At Sublandlord's election, except in case of roof repairs, which shall be commenced within five (5) days after notice to Sublandlord, or emergency repairs which shall be commenced immediately, Sublandlord may first demand in writing that Landlord perform any work required to be done by Landlord with respect to Landlord's Maintenance Obligations, and use reasonable efforts to obtain Landlord performance. Subtenant agrees to exercise reasonable efforts to give Landlord and Sublandlord prompt notification of the need for any repairs or maintenance; provided that such notification shall not affect Landlord's obligation to perform periodic inspections of the Project during the Lease Term. Subtenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Subtenant's right to make repairs and deduct the expenses of such repairs from the Rent due under this Sublease.

          B. Subtenant's Obligations. Subtenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises (including Subtenant's trade fixtures and personal property) which is not within Landlord's Maintenance Obligation pursuant to
Section 8A. Subtenant's repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, floors, windows (including repairing, resealing, cleaning and replacing, as necessary, of exterior windows), doors, entrances, plateglass, showcases, skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Subtenant shall also be responsible for all pest control within the Premises and for all trash removal for the Premises. Subtenant shall obtain at its expense HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. Subtenant shall have the benefit of all warranties available to Landlord or Sublandlord regarding the equipment in such HVAC systems. Alternatively, Landlord may elect to perform all repairs and maintenance itself, at Subtenant's expense, to the Building's mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety and automatic fire extinguisher/sprinkler systems). Landlord or Sublandlord may also perform any maintenance or repairs, at Subtenant's expense, to the extent Subtenant fails to perform such maintenance or repairs, after notice and opportunity to cure such failure, as required herein.

     9.   Waiver Of Claims; Indemnification; Insurance.

          A. Waiver of Claims. To the extent permitted by law, Subtenant waives any claims it may have against Sublandlord or their officers, directors, employees or agents for business interruption or damage to property sustained by Subtenant as the result of any act or omission of Sublandlord, its agents, employees or invitees. To the extent permitted by law, Sublandlord waives any claims it may have against Subtenant or its officers, directors, employees or agents for loss of rents or damage to property sustained by Sublandlord as the result of any act or omission of Subtenant, its agents, employees or invitees. Notwithstanding anything to the contrary in this Sublease, except for obligations arising under Section 9B below, Sublandlord and Subtenant hereby release each other from any claims against the other for injury or death to persons or damage to property occurring in, on or about the Premises or the Project, and to the fixtures, personal property, improvements, and alterations of either Sublandlord or Subtenant in or on the Premises or the Project that are caused by or result from any risks coverable by insurance policies required by this Sublease or that are actually covered by insurance carried by either party, regardless of the negligence of the party causing the harm. Each party shall notify the carrier of its insurance of the existence of this waiver and shall cause each insurance policy obtained by it to provide that the carrier waives all right of recovery by way of subrogation against the other party in connection with any damage covered by any policy.

          B. Indemnification. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord and their officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Subtenant, its employees, agents or invitees, or Subtenant's breach of its obligations under this Sublease, provided that Subtenant's obligations under this paragraph shall not apply to a claim to the extent it is due to the negligence or intentional misconduct of Landlord or Landlord's breach of its obligations under the Master Lease or due to Sublandlord's negligence or willful misconduct or breach of this Sublease. Subtenant's obligations under this section shall survive the termination of this Sublease.

     Sublandlord shall indemnify, defend and hold harmless Subtenant and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project caused by the negligence or intentional misconduct of Sublandlord or any of Sublandlord's employees or agents, or Sublandlord's breach of its obligations under this Sublease, provided that Sublandlord's obligation under this paragraph shall not apply to a claim to the extent it is due to Subtenants's negligence or willful misconduct or breach of this Sublease. Subtenant's obligations under this section shall survive the termination of this Sublease.

          C. Subtenant's Insurance. Subtenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord or Sublandlord shall reasonably require from time to time:

               (1) Commercial general liability insurance, with (a) contractual liability including the indemnification provisions contained in this Sublease,
(b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

               (2) Property Insurance against "All Risks" of physical loss covering the replacement cost of the Tenant Improvements and all other improvements and fixtures installed by Subtenant and personal property. Subtenant waives all rights of subrogation, and Subtenant's property insurance shall include a waiver of subrogation in favor of Landlord and Sublandlord.

               (3) Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

          Each Accident                           $1,000,000
          Disease--Policy Limit                   $1,000,000
          Disease--Each Employee                  $1,000,000

     Such insurance shall contain a waiver of subrogation provision in favor of Landlord and Sublandlord and their agents.

     Subtenant's insurance shall be primary and not contributory to that carried by Sublandlord, or Landlord, its agents, or mortgagee, if any. Sublandlord its building manager or agent, Landlord, Landlord's building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Subtenant in Sections 9C(1) and 9C(2) (under Section 9C(2) with respect only to Tenant Improvements). The company or companies writing any insurance which Subtenant is required to maintain under this Sublease, as well as the form of such insurance, shall at all times be subject to Landlord's written approval. Such insurance companies shall have a A.M.
Best rating of A VI or better.

               (4) Subtenant shall cause any general contractor of Subtenant performing Work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                              a.   Commercial General Liability Insurance,
including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage. Such policy or policies shall also cover any Work which is performed by subcontractors hired by the general contractor.

                              b.   Workers' compensation or similar insurance in
form and amounts required by law, and Employer's Liability with not less than the following limits:

               Each Accident                $  1,000,000
               Disease--Policy Limit        $  1,000,000
               Disease--Each Employee       $  1,000,000

     Such insurance shall contain a waiver of subrogation provision in favor of Sublandlord, Landlord and their agents.

     Subtenant's contractor's insurance shall be primary and not contributory to that carried by Subtenant, Sublandlord, or Landlord, its agents or mortgagees. Subtenant, Sublandlord and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Subtenant's contractor's insurance policies.

          D. Insurance Certificates. Subtenant shall deliver to Landlord and Sublandlord certificates evidencing all insurance required to be maintained by Subtenant by the earlier of (a) Subtenant's entry of the Building pursuant to
Section 1C, or (b) five (5) days prior to the Commencement Date, and thereafter five (5) days prior to the renewal date for such policies thereafter. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord, Sublandlord and Subtenant.

          E. Landlord's Insurance. Pursuant to the Master Lease, Landlord shall maintain "All-Risk" property insurance at full replacement cost, including loss of rents for twelve (12) months (including taxes and insurance), on the Building, and commercial general liability insurance policies of not less that Five Million Dollars ($5,000,000.00) covering the common areas of the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project, including coverage for personal injury, property damage and contractual liability endorsement.

          F. Waiver of Subrogation. With respect to property and worker's compensation insurance, Sublandlord and Subtenant mutually waive all rights of subrogation, and the respective "All-Risk" coverage property insurance policies and worker's compensation carried by Sublandlord and Subtenant shall contain enforceable waiver of subrogation endorsements.

     10.  Fire And Other Casualty.

          A. Termination. If a fire or other casualty causes substantial damage to the Building, pursuant to the terms of the Master Lease, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Sublandlord the amount of time needed to restore the Building to tenantability, using standard working methods without the payment of overtime and other premiums. Sublandlord shall deliver a copy of such notice to Subtenant upon receipt. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Sublease, then either Sublandlord or Subtenant may terminate this Sublease by notice to the other party within ten (10) days after the notifying party's receipt of the architect's certificate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, because (i) the casualty was not required to be insured against by the Master Lease and was not actually insured, or (ii) of insolvency or financial condition of Landlord's insurance carrier, Landlord may terminate the Master Lease and this Sublease by written notice to Sublandlord. Any termination pursuant to this Section 10A shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Subtenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty.

          B. Restoration. If a casualty causes damage to the Building but this Sublease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, pursuant to the Master Lease, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building subject to current Governmental Requirements. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Building Shell, and provided the Building Shell has been substantially completed no later than one hundred eighty (180) days after the casualty, Subtenant shall, at Subtenant's expense, replace or fully repair its damaged improvements (including any Tenant Improvements constructed within the Building Shell), personal property and fixtures. Subtenant may terminate this Sublease if the Building Shell Repair is not substantially complete within one hundred eighty (180) days. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Subtenant shall not be entitled to any compensation or damages from Landlord or Sublandlord for loss of the use of the Premises, damage to Subtenant's personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Subtenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

     11. Eminent Domain. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Building cannot reasonably be used by Subtenant for the operation of its business, then either party may terminate this Sublease effective as of the date of the taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. If there is a temporary taking of a part of the Project which is so substantial that the Building cannot reasonably be used by Subtenant for the operation of its business, then Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Subtenant shall have no right to share in the award, except (i) for the portion of any award based on the value of the Tenant Improvements financed by Subtenant in excess of the Tenant Improvement Allowance; provided, however, that nothing contained herein shall be deemed to give Landlord or Sublandlord any interest in or require Subtenant to assign to Landlord or Sublandlord any separate award made to Subtenant for the taking of Subtenant's personal property and trade fixtures, or its relocation costs, and (ii) in the event of a temporary taking in which there was no Rent abatement under this Sublease, then Subtenant shall be entitled to any portion of the award which was intended to compensate Sublandlord for lost rent during the period of the temporary taking. All obligations accrued to the date of the taking shall be performed by each party.

     12. Rights Reserved To Landlord And Sublandlord. Landlord and Sublandlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Subtenant of any kind:

          A. Name. To change the name of the Building or the Project; provided, however, that so long as Subtenant occupies more than fifty percent (50%) of the Building, then Sublandlord may not change, and will not consent to a change of, the name of such Building without Subtenant's prior consent, which consent shall not be unreasonably withheld or delayed.

          B. Signs. To install, modify and/or maintain necessary and appropriate signs on the exterior and in the interior of the Building or on the Project, and to approve prior to installation, any of Subtenant's signs in the Premises visible from the exterior of the Building, provided that such installation by Sublandlord shall not diminish the signage permitted Subtenant by this Sublease.

          C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building.

          D. Keys. To retain and use passkeys to enter the Premises or any door within the Premises in accordance with Section 12E. Subtenant shall not alter or add any lock or bolt.

          E. Access. To have access to the Premises with twenty four hour prior notice and in accordance with Subtenant's reasonable security program procedures (except in the case of an emergency in which case Landlord shall have the right to immediate access) to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by the Master Lease or this Sublease.

          F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Subtenant abandons the Premises in default of this Sublease, without relieving Subtenant of any obligation to pay Rent.

          G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Subtenant's property. Subtenant shall move its property entirely at its own risk.

          H. Show Premises. To show the Premises to prospective purchasers, lenders, mortgagees, investors, or rating agencies at any reasonable time, or prospective tenants during the last twelve (12) months of the Term; provided that Landlord or Sublandlord, as the case may be, gives prior notice to Subtenant, does not materially interfere with Subtenant's use of the Premises, and complies with Subtenant's security program.

          I. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord or Sublandlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, if Subtenant is in default beyond any applicable cure period, Sublandlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Subtenant within 21 days after such receipt or collection a check equal to the amount sent by Subtenant.

          J. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevator and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building, provided in the case of Sublandlord, it uses reasonable efforts to avoid unreasonable interference with Subtenant's use. Without limiting the foregoing, Sublandlord shall have the right to access the Building for the installation and/or alteration of the conduit connections among the Buildings within the Project. Landlord or Sublandlord, as the case may be, may perform any such repairs or alterations during ordinary business hours, except that Subtenant may require any work in the Premises to be done after business hours if Subtenant pays Landlord or Sublandlord, as the case may be, for overtime and any other additional expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

          K. Sublandlord's Agents. If Subtenant is in default under this Sublease, possession of Subtenant's funds or negotiation of Subtenant's negotiable instrument by any of Sublandlord's agents shall not waive any breach by Subtenant or any remedies of Sublandlord under this Sublease.

          L. CC&R's. At any time when Subtenant is not occupying all of the Buildings in the Project, Landlord may promulgate and record a set of CC&R's which will govern the access, parking, design, signage and other rights of the tenants in the Project, so long as such CC&R's do not impose any new payment obligation on Subtenant (i.e., a dues requirement) or require Subtenant to modify any of the then existing improvements.

     13. Subtenant's Default. Any of the following shall constitute an Event of Default by Subtenant:

          A. Rent Default. Subtenant fails to pay any Rent within five (5) days after notice that such payment was not paid when due, provided that Subtenant acknowledges that such notice shall be in lieu of and not in addition to any notice required to be given by Sublandlord to commence an unlawful detainer action (or similar eviction proceeding) under the then applicable law;

          B. Assignment/Sublease or Hazardous Substances Default. Subtenant defaults in its obligations under Section 18 Assignment and Sublease or Section 29 Hazardous Substances;

          C. Other Performance Default. Subtenant fails to perform any other obligation to Sublandlord under this Sublease or commits any act, or fails to perform any act, which commission or failure would constitute or cause a breach of the Master Lease, and this failure continues for thirty (30) days after written notice from Landlord or Sublandlord, except that if Subtenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Subtenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;

          D.  Credit Default. One of the following credit defaults occurs:

              (1) Subtenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Subtenant or for any substantial part of its property, or any such proceeding is commenced against Subtenant and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Subtenant which is not fully stayed within seven (7) days after entry;

              (2) Subtenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

              (3) Any third party obtains a levy or attachment under process of law against Subtenant's leasehold interest; and

          E.  Abandonment Default. Subtenant abandons the Premises.

     14. Sublandlord Remedies. Upon an Event of Default, Sublandlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Sublease, to which Sublandlord may resort cumulatively or in the alternative:

          A. Sublandlord may continue this Sublease in full force and effect, and this Sublease shall continue in full force and effect as long as Sublandlord does not terminate this Sublease, and Sublandlord shall have the right to collect Rent when due.

          B. Sublandlord may enter the Premises or any part thereof and release them or any part thereof to third parties for Subtenant's account for any period, whether shorter or longer than the remaining Term. Subtenant shall be liable immediately to Sublandlord for all costs Sublandlord incurs in reletting the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Subtenant shall pay to Sublandlord the Rent and other sums due under this Sublease on the date the Rent is due, less the rent and other sums received by Sublandlord from any releasing. No act by Sublandlord other than giving written notice to Subtenant shall terminate this Sublease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Sublandlord's initiative to protect Sublandlord's interest under this Sublease shall not constitute a termination of Subtenant's right to possession.

          C. Sublandlord may terminate this Sublease by giving Subtenant written notice of termination, in which event this Sublease shall terminate on the date for termination set forth in such notice. Subtenant shall immediately vacate the Premises and deliver possession to Sublandlord, and Sublandlord may repossess the Premises and may, at Subtenant's sole cost, remove any of Subtenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Subtenant. On termination, Sublandlord has the right to recover from Subtenant as damages:

             (1) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

             (2) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Subtenant proves could have been reasonably avoided; plus

             (3) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Subtenant proves could be reasonably avoided; plus

             (4) Any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant's failure to perform Subtenant's obligations under this Sublease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Sublandlord: (i) in retaking possession of the Premises;
(ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or
(iv) for any other costs necessary or appropriate to relet the Premises; plus

             (5) At Sublandlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

     The "worth at the time of award" of the amounts referred to in Sections 14C(1) and 14C(2) is computed by allowing interest at the maximum rate permitted by law on the unpaid rent and other sums due and payable from the termination date through the date of award. The

 "worth at the time of award" of the amount referred to in Section 14C(3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Subtenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Subtenant is evicted or Landlord takes possession of the Premises by reason of any default of Subtenant hereunder.

          D. Sublandlord's Remedies Cumulative. All of Sublandlord's remedies under this Sublease shall be in addition to all other remedies Sublandlord may have at law or in equity. Waiver by Sublandlord of any breach of any obligation by Subtenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Sublandlord's acceptance of payment by Subtenant beyond any applicable cure period shall not constitute a waiver of any breach by Subtenant, and if the acceptance occurs after Sublandlord's notice to Subtenant and expiration of any applicable cure period, or termination of the Sublease or of Subtenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Sublandlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Sublandlord may advance such monies and take such other actions for Subtenant's account as reasonably may be required to cure or mitigate any default by Subtenant. Subtenant shall immediately reimburse Sublandlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

          E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS SUBLEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS SUBLEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

          F. Litigation Costs. If either party commences litigation to enforce or interpret any provision of this Sublease, the prevailing party shall recover from the non-prevailing party its reasonable attorneys' fees and court costs.

     15. Surrender. Upon the expiration or earlier termination of this Sublease for any reason, Subtenant shall surrender the Premises to Sublandlord in its condition existing as of the Commencement Date (including the Initial Tenant Improvements even if not completed as of the Commencement Date) but subject to the provisions of Section 5, normal wear and tear and damage by fire or other casualty or condemnation or repairs which are the responsibility of Landlord excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Subtenant shall remove from the Premises all Subtenant's personal property and all of Subtenant's alterations required to be removed pursuant to Sections 5D and 5E (but not the Initial Tenant Improvements), and restore the Premises to its condition prior to their installation. If Subtenant fails to remove any alterations and/or Subtenant's personal property, and such failure continues after the termination of this Sublease, Landlord or Sublandlord may retain or dispose of such property and all rights of Subtenant with respect to it shall cease, or Sublandlord may place all or any portion of such property in public storage for Subtenant's account. Subtenant shall be liable to Sublandlord for costs of removal of any such alterations and Subtenant's personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Sublandlord. If the Premises are not so surrendered at the termination of this Sublease, Subtenant shall indemnify Sublandlord against all loss or liability, including attorneys' fees and costs, resulting from delay by Subtenant in so surrendering the Premises.

     16. Holdover. Subtenant shall have no right to holdover possession of the Premises after the expiration or termination of this Sublease without Sublandlord's prior written consent which Sublandlord may withhold in its sole and absolute discretion. If, however, Subtenant retains possession of any part of the Premises after the Term, Subtenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Sublease as might be applicable to such month-to-month tenancy, except that Subtenant shall pay all of Base Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, plus Operating Costs Share Rent and Tax Share Rent, computed on a monthly basis for each full or partial month Subtenant remains in possession. Subtenant shall also pay Sublandlord all of Sublandlord's direct and consequential damages resulting from Subtenant's holdover. No acceptance of Rent or other payments by Sublandlord under these holdover provisions shall operate as a waiver of Sublandlord's right to regain possession or any other of Landlord's remedies.

     17.  Subordination To Ground Leases And Mortgages.

          A. Subordination. Landlord and Sublandlord shall have the right to cause this Sublease to be subordinate to any future ground lease or mortgage respecting Landlord's interest in the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be. Subtenant shall execute and deliver, within thirty (30) days after receipt of written demand by Sublandlord or Landlord and in the form requested by Landlord or Sublandlord, provided that such form is reasonably acceptable to Subtenant, any additional documents evidencing the priority or subordination of this Sublease with respect to any such mortgage or deed of trust.

          B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, the ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project.

          C. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in EXHIBIT D to this Sublease (as the same may be amended from time to time by written notice to Subtenant).

Subtenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Exhibit or in any later notice from Landlord to Subtenant a copy of any notice of default sent by Subtenant to Landlord or Sublandlord. If Landlord or Sublandlord fails to cure such default within the required time period under this Sublease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Subtenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

          D. Definitions. As used in this Section 17, "mortgage" shall include "trust deed" and "deed of trust", and "mortgagee" shall include "trustee", "beneficiary" and the mortgagee of any ground lessee, and "ground lessor," "mortgagee," and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

     18.  Assignment And Sublease.

          A. In General. Except as permitted by Section 18F below, Subtenant shall not, without the prior consent of Landlord and Sublandlord in each case,
(i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Subtenant's interest in this Sublease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Subtenant's interest in this Sublease, (iii) sublet any part of the Premises, or
(iv) permit anyone other than Subtenant and its employees to occupy any part of the Premises. Subtenant shall remain primarily liable for all of its obligations under this Sublease, notwithstanding any assignment or transfer. No consent granted by Landlord and Sublandlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Subtenant shall pay all of Landlord's and Sublandlord's attorneys' fees and other expenses incurred in connection with any consent requested by Subtenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord's or Sublandlord's prior written consent shall be void.

          B. Sublandlord's Consent. Sublandlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord or Sublandlord to withhold its consent to any assignment or sublease if
(i) Subtenant is in default under this Sublease, (ii) on the part of Landlord, the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord or Sublandlord, (iv) in the reasonable judgment of Landlord or Sublandlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is inconsistent with the character of the Project as a first class business park or would violate the terms of this Sublease or the Master Lease, or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord or Sublandlord to withhold its consent.

          C. Procedure. Subtenant shall notify Landlord and Sublandlord of any proposed assignment or sub-sublease at least thirty (30) days prior to its proposed effective date.

The notice shall include the name and address of the proposed assignee or sub-subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, and sufficient information to permit Landlord and Sublandlord to determine the financial responsibility and character of the proposed assignee or sub-subtenant. As a condition to any effective assignment of this Sublease, the assignee shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the assignment, an assumption of all of the obligations of Subtenant under this Sublease. As a condition to any effective sub-sublease, sub-subtenant shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the sublease, an agreement to comply with all of Subtenant's applicable obligations under this Sublease, and at Sublandlord's option, an agreement (except for the economic obligations which sub-subtenant will undertake directly to Subtenant) to attorn to Sublandlord under the terms of the sublease in the event this Sublease terminates before the sub-sublease expires.

          D. Excess Payments. If Subtenant shall assign this Sublease or sub-sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sub-sublet, then Subtenant shall pay to Sublandlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt; provided that Subtenant shall be first entitled to recover the reasonable costs actually incurred by Subtenant in connection with the sub-sublet for leasing commissions, interior improvements and attorneys' fees.

          E. Recapture Rights.

             (1) If at any time during the Term of this Sublease, Subtenant desires to sub-sublease all or a portion of the Premises consisting of one floor or more in the Building (the "Proposed Sub-Sublease Space") to an entity other than a Subtenant Affiliate as defined in Section 18F, Subtenant shall notify Sublandlord of its intention ("Subtenant's Notice"), including proposed terms and conditions for such sub-sublease if such Subtenant's Notice is given pursuant to Section 18E.3 of this Sublease.

             (2) If such proposed sub-sublease is for substantially the balance of the term of this Sublease, Sublandlord shall have seven (7) days after receipt of Subtenant's Notice to notify Subtenant in writing of Sublandlord's election to terminate this Sublease with respect to the Proposed Sub-Sublease Space. If, however, Sublandlord fails to notify Subtenant of Sublandlord's election to terminate this Sublease, Sublandlord shall be deemed to have waived its right to recapture the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party without further notice to Sublandlord. For purposes of this provision, for "substantially the balance of the term of this Sublease" shall mean that less than six (6) months remain of the term of the Sublease after expiration of the sub-sublease. If Sublandlord gives notice of its election to terminate this Sublease with respect to such Sub-Sublease Space, Subtenant shall have three (3) days to give notice revoking the Subtenant Notice.

             (3) If the Proposed Sub-sublease Space is not subject to "recapture" under 18.E.2, Sublandlord shall have seven (7) days after receipt of Subtenant's Notice to notify Subtenant in writing of Sublandlord's election to lease the Proposed Sub-Sublease Space on the terms stated in Subtenant's Notice. If Sublandlord notifies Subtenant within such seven-day period of Sublandlord's desire to lease the Proposed Sub-Sublease Space, Subtenant and Sublandlord shall enter into a lease on the proposed terms an conditions stated in Subtenant's Notice. If, however, Sublandlord fails to notify Subtenant of Sublandlord's election to lease the Proposed Sub-Sublease Space within such seven-day period or, if Subtenant and Sublandlord, through no fault of Subtenant, fail to execute a lease within thirty (30) days after the date of Sublandlord's notice to Subtenant, Sublandlord shall be deemed to have waived its right to lease the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party on substantially the terms stated in Subtenant's Notice without further notice to Sublandlord.

          F. Assignments to Affiliates. If no default on the part of Subtenant has occurred and is continuing, Subtenant may assign this Sublease or sub-sublet any portion of the Premises to a parent or subsidiary of Subtenant, or to an entity into which Subtenant is merged or consolidated or to an entity to which substantially all of Subtenant's assets are transferred (collectively, "Subtenant Affiliate"), without first obtaining Sublandlord's written consent, if Subtenant notifies Sublandlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Sublandlord in order to determine the net worth both of the successor entity and of Subtenant immediately prior to such assignment, and showing the creditworthiness of the successor to be, in the reasonable judgment of Sublandlord's treasury department, adequate to support its obligations under this Sublease.

     19. Conveyance By Sublandlord Or Landlord. If Landlord or Sublandlord shall at any time transfer its interest in the Project or this Sublease, Landlord or Sublandlord, as the case may be, shall be released of any obligations occurring after such transfer, except the obligation to return to Subtenant any security deposit not delivered to its transferee, and Subtenant shall look solely to Landlord's or Sublandlord's successors, as the case may be, for performance of such obligations. This Sublease shall not be affected by any such transfer.

     20. Estoppel Certificate. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Sublease as amended to date is in full force and effect, that the Subtenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Costs Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Sublandlord, and the amount of any security deposit. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Sublease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, and that the non-certifying party has no claims or offsets against the requesting party.

     21. Financial Statements. Within ten (10) days after Sublandlord's written request therefor, Subtenant shall deliver to Sublandlord copies of Subtenant's most recent financial statements. Sublandlord shall keep confidential any such information which is not public. Unless Subtenant is then in default under this Sublease, Sublandlord shall not have the right to request such data more than two times per year.

     22.  Lease Deposit.

          A. Advance Rent Deposit. Subtenant shall deposit with Sublandlord on the date Subtenant executes and delivers this Sublease to Sublandlord the cash sum of Eighty-Five Thousand One Hundred Thirty-Five and 50/100ths Dollars ($85,135.50) ("Advance Rent Deposit"). The Advance Rent Deposit shall be applied by Sublandlord against the first month's Base Rent payable hereunder.

          B. Security Deposit. Upon execution of this Sublease, Subtenant shall deposit with Sublandlord the cash sum of two times the last month's rent (Two Hundred Eighty-Three Thousand Seven Hundred Seventy-Three and 10/100ths Dollars ($283,773.10) (the "Security Deposit"). The Security Deposit shall be security for Subtenant's faithful performance of Subtenant's obligations hereunder. If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease beyond any applicable cure periods, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default beyond any applicable cure periods or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant's default beyond any applicable cure periods, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated and Subtenant's failure to do so shall be a breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant performs all of Subtenant's obligations hereunder, said deposit or so much thereof as had not theretofore been applied by Sublandlord, shall be returned without payment of interest for its use, to Subtenant (or, at Sublandlord's option, to the last assignee, if any, of Subtenant's interest hereunder) within ten (10) days after the expiration of the term hereof or ten
(10) days after the date Subtenant has vacated the Premises, whichever is later.

     23. Force Majeure. Neither Sublandlord or Subtenant shall be in default under this Sublease to the extent that party is unable to perform any of its obligations on account of any strike or labor problem, equipment, material, supplies or energy shortages (i.e., such items cannot be obtained at normal costs within a reasonable time because of limited availability), governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of the party required to act (provided that the foregoing shall not apply to any monetary obligation) ("Force Majeure").

     24. Notices. All notices, consents, approvals and similar communications to be given by one party to the other under this Sublease, shall be given in writing, mailed or personally delivered as follows:

          A.  Sublandlord. To Sublandlord as follows:

              Applied Materials, Inc.
              Global Real Estate and Facilities
              3050 Bowers Avenue, M/S 2753
              Santa Clara, California 95054
              Attention: Real Estate Manager

or to such other person at such other address as Sublandlord may designate by notice to Subtenant.

          B.  Subtenant. To Subtenant as follows:

              After Commencement Date          Before Commencement Date
              -----------------------          ------------------------
              Vitria Technology, Inc.          Vitria Technology, Inc.
              945 Stewart Drive, Suite B       500 Ellis Street
              Sunnyvale, CA 94086              Mountain View, CA 94043
              Attn: Chief Financial Officer    Attn: Chief Financial Officer

or to such other person at such other address as Subtenant may designate by notice to Sublandlord.

     Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

     Sublandlord shall provide copies of any notices to or from Landlord alleging defaults under the Master Lease, promptly after transmission or receipt, as the case may be.

     25. Quiet Possession. So long as Subtenant shall perform all of its obligations under this Sublease, Subtenant shall enjoy peaceful and quiet possession of the Premises, subject to all of the terms of this Sublease.

     26. Real Estate Broker. Subtenant and Sublandlord each represent that it has not dealt with any real estate broker with respect to this Sublease except for the brokers listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Sublease. Subtenant and Sublandlord shall each indemnify and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Sublease whose claim is based upon the acts or agreements of the indemnifying party. Sublandlord shall pay the brokers identified in the Schedule a commission pursuant to a separate agreement to be entered into between Sublandlord and such brokers.

     27.  Miscellaneous.

          A. Successors and Assigns. Subject to the limits on Subtenant's assignment contained in Section 18, the provisions of this Sublease shall be binding upon and inure to the benefit of all successors and assigns of Sublandlord and Subtenant.

          B. Date Payments Are Due. Except for payments to be made by Subtenant under this Sublease which are due upon demand, Subtenant shall pay to Sublandlord any amount for which Sublandlord renders a statement of account within thirty (30) days of Subtenant's receipt of Sublandlord's statement.

          C. Meaning of "Sublandlord," "Landlord", "Re-Entry," "including" and "Affiliate". The term "Sublandlord" means only the owner of the Sublandlord's interest in this Sublease from time to time. The term "Landlord" means only the owner of the Project and the lessor's interest in the Master Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

          D. Time of the Essence. Time is of the essence of each provision of this Sublease.

          E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties.

          F. Severability. The unenforceability of any provision of this Sublease shall not affect any other provision.

          G. Governing Law. This Sublease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

          H. No Oral Modification. No modification of this Sublease shall be effective unless it is a written modification signed by both parties.

          I. Sublandlord's Right to Cure. If Sublandlord breaches any of its obligations under this Sublease, Subtenant shall notify Sublandlord in writing and shall take no action respecting such breach so long as Sublandlord promptly begins to cure the breach and diligently pursues such cure to its completion. Sublandlord may cure any default by Subtenant; any expenses incurred shall become Additional Rent due from Subtenant on demand by Sublandlord.

          J. Captions. The captions used in this Sublease shall have no effect on the construction of this Sublease.

          K. Authority. Sublandlord and Subtenant each represents to the other that it has full power and authority to execute and perform this Sublease.

          L. Sublandlord's Enforcement of Remedies. Sublandlord may enforce any of its remedies under this Sublease either in its own name or through an agent.

          M. Entire Agreement. This Sublease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Sublease.

          N. Sublandlord's Title. Landlord's title and Sublandlord's interest under the Master Lease shall always be paramount to the interest of Subtenant, and nothing in this Sublease shall empower Subtenant to do anything which might in any way impair Landlord's title or Sublandlord's interest under the Master Lease.

          O. Light and Air Rights. Neither Landlord nor Sublandlord has granted by this Sublease any rights to light and air in connection with Project.

          P. Singular and Plural. Wherever appropriate in this Sublease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Sublandlord or Subtenant, then the relevant term shall refer to both parties together.

          Q. Exclusivity. Sublandlord does not grant to Subtenant in this Sublease any exclusive right except the right to occupy its Premises.

          R. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Sublease.

          S. Survival. All obligations of Sublandlord and Subtenant under this Sublease shall survive the termination of this Sublease.

          T. Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Subtenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

          U. Building Manager and Service Providers. Sublandlord may perform any of its obligations under this Sublease through its employees or third parties hired by the Sublandlord.

          V. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 13A, if Subtenant fails to pay any installment of Rent or other charge to be paid by Subtenant pursuant to this Sublease within five (5) business days after the same became due and payable (collectively referred to herein as a "Late Payment"), then Subtenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such Late Payment or $250 ("Late Charge"). In addition, interest shall be paid by Subtenant to Sublandlord on any Late Payments of Rent from the date due until paid at the rate provided in
Section 2D(2) ("Late

Interest"). Such Late Charge and Late Interest shall constitute Additional Rent due and payable by Subtenant to Sublandlord upon the date of payment of the Late Payment. Notwithstanding the foregoing, Subtenant shall not be liable for any Late Charge or Late Interest for the first two (2) Late Payments during any calendar year so long as Sublandlord receives such Late Payment within five (5) days of Subtenant's receipt of Sublandlord's written notice for the same. If Sublandlord does not receive Subtenant's Late Payment within such five (5) day period, then Subtenant shall also be liable for the Late Charge and Late Interest as described above.

          W. Consents and Approvals. Any consent or approval provided for in this Sublease by Sublandlord or Subtenant shall not be unreasonably withheld, conditioned, or delayed.

     28. Unrelated Business Income. If Landlord is advised by its counsel at any time that any part of the payments by Subtenant to Landlord under this Sublease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Subtenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Subtenant to make more payments or accept fewer services from Landlord than this Sublease provides.

     29.  Hazardous Substances.

          A. Subtenant's Environmental Indemnity. Subtenant shall not cause or permit any Hazardous Substances to be brought upon, stored, or used in, on or under the Project other than such quantities of Hazardous Substances as are customary and reasonably necessary for the conduct of the Permitted Uses listed in the Schedule to this Sublease, and which are listed in the Hazardous Materials Inventory Sheets (collectively, the "HMIS") to be attached hereto as EXHIBIT F after approval by Landlord and Sublandlord, unless Landlord and Sublandlord have consented in writing to the storage or use of such Hazardous Substances, which consent shall not be unreasonably withheld by Sublandlord. Subtenant shall also provide Landlord and Sublandlord with copies of all documents or information provided to or documents, information or permits received from applicable governmental agencies to the extent they relate to the use, transportation, disposal or storage of Hazardous Substances at the Premises, including any HMIS's, Material Safety Data Sheets, discharge permits, Hazardous Materials Management Plans and transportation manifests. Subtenant shall not cause or permit any Hazardous Substances to be produced, discharged or disposed of in, on or under the Project by Subtenant, its agents, employees, contractors, or invitees. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Subtenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Subtenant shall indemnify, defend and hold Landlord and Sublandlord harmless from and against any liabilities, claims, damages, penalties, fines, attorneys' fees and court costs, remediation costs, investigation costs and any other expenses which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Subtenant, its agents, employees, contractors or invitees. Sublandlord shall notify Subtenant in writing promptly upon receipt of notice of any claim to which the indemnification set forth herein may apply. Sublandlord shall reasonably cooperate with Subtenant in the course of Subtenant's defense and indemnification as provided hereunder.

Subtenant shall have the right to settle any claim to which this paragraph may apply, subject to Sublandlord's consent, which shall not be unreasonably withheld.

          B. "Hazardous Substances" means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

          C. Pre-existing Contamination. Subtenant hereby acknowledges that Sublandlord has informed Subtenant that certain chlorinated volatile organic compounds are present in the groundwater under the Land as of the date of this Sublease. Subtenant hereby covenants for the benefit of Landlord and Sublandlord that it will not use or store any chlorinated volatile organic compounds on the Premises or within the Project.

     Subtenant agrees and acknowledges that: (i) neither Sublandlord nor any of Sublandlord's representatives have made any representations or warranties about the environmental condition of the Land or the accuracy or completeness of any environmental reports made available to Subtenant regarding the Land; (ii) it has had ample time and access to the Land, to review the environmental condition of the Land and to conduct any tests which Subtenant may deem desirable in connection with this Sublease; (iii) it is sophisticated, knowledgeable and experienced in the analysis of environmental matters and that Subtenant has entered into this Sublease with the intention of making and relying upon its own (or its experts') investigation of the environmental condition of the Land; and
(iv) Subtenant is not relying upon any representations or warranties purportedly made by Sublandlord or anyone acting or claiming to act on Landlord's behalf concerning the Land.

          D. Sublandlord's Environmental Indemnity. Subject to the terms, conditions and limitations set forth below and except to the extent such contamination was caused, exacerbated, or contributed to by Subtenant, or Subtenant's employees, agents, contractors or invitees, Sublandlord shall indemnify Subtenant from and against (a) any liability, claims, damages, penalties, fines, attorneys' fees and costs, remediation costs, investigation costs and other expenses arising from any use, storage, treatment, transportation, release or disposal of Hazardous Substances on or about the Project by Sublandlord, its agents, contractors, employees or invitees, and (b) all costs ("Response Costs") to respond to any order of any applicable state or federal agencies relating to the remediation, removal, disposal or monitoring ("Compliance Order" relating to any contamination) (i) of the soil or groundwater of the Project existing as of the Effective Date (the "Pre-existing Contamination"), or (ii) any hydraulic oil released to the Land during the Term as a direct result of the installation, maintenance or operation of the elevator in the Building. For purposes of the preceding sentence, the term "Sublandlord's contractors" excludes Landlord under the Master Lease. Sublandlord's liability under the foregoing indemnity (i) is personal to Subtenant and Subtenant Affiliates (after assignment to such Subtenant Affiliate) and may not be assigned to or relied upon by any other third party without Sublandlord's prior written consent, which may be withheld in Sublandlord's sole and absolute discretion, (ii) is limited to Subtenant's actual, out of pocket costs incurred in complying with any Compliance Order, and to reasonable consultants fees and costs and reasonable attorneys' fees and costs incurred in defending against a proposed Compliance Order, so long as Sublandlord may select the attorney to defend Subtenant and have sole authority to make all settlement and other decisions in regard to the proceedings, including the decision whether to challenge the Compliance Order (and any related order or action) by appeal or court challenge, and (iii) specifically excludes any claims, costs, damages or losses for personal injury, property damage, punitive damages, damage to business, lost profits or consequential damages incurred by Subtenant or any third party. Sublandlord shall have no liability under the foregoing indemnity with respect to the Pre-existing Contamination if Subtenant causes or permits the use, storage, handling, or disposal of chlorinated volatile organic compounds on, in or under the Project.

     30. Exculpation. Landlord shall have no personal liability under this Sublease. Sublandlord's liability under this Sublease; limited to the greater of
(1) its interest in the Master Lease and subleases pursuant thereto, or (2) Five Million Dollars ($5,000,000.00). In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord or Sublandlord be personally liable for any of Landlord's or Sublandlord's obligations hereunder. The foregoing limitation shall not limit Sublandlord's liability pursuant to the indemnity obligation under Sections 9B and 29D (collectively the "Indemnity Obligations").

     31. Sublandlord Obligations. Sublandlord shall use commercially reasonably efforts to cause Landlord under the Master Lease to perform all of the obligations of Landlord thereunder to the extent said obligations apply to the Premises and Subtenant's use of the Project Common Areas. Sublandlord shall not, without Subtenant's prior written consent, which shall not be unreasonably withheld, amend, modify, revise or terminate the Master Lease in any way that would either materially negatively affect Subtenant's rights or position under the Sublease or materially increase Subtenant's duties or obligations under the Sublease.

     In addition, Sublandlord shall not waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease which would either materially and negatively affect Subtenant's rights or position under this Sublease or materially increase Subtenant's duties or obligations under this Sublease without, in each instance, Subtenant's prior written consent, which shall not be unreasonably withheld.

     32. Sublandlord's Representations And Warranties. Sublandlord represents and warrants with respect to the Premises that: (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by either Landlord or Sublandlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default; (b) the copy of the Master Lease attached hereto as EXHIBIT H is a true and complete copy of the Master Lease, and the Master Lease has not been amended except as set forth therein; (c) Sublandlord has not received any notice of pending or threatened actions, suits or proceedings before any court or administrative agency against Sublandlord or against Landlord or third parties which could, in the aggregate, adversely affect the Premises or any part thereof; and (d) Sublandlord has not received any notice of pending condemnation or similar proceeding affecting the Project or any portion thereof, and Sublandlord has no knowledge that any such action is contemplated.

     33. Subtenant Cure Right. In the event that Sublandlord fails to perform or observe any of Sublandlord's obligations under the Master Lease or fails to perform Sublandlord's stated obligations under this Sublease, then Subtenant may give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within such thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as practicable), then Subtenant shall be entitled to cure such default and Subtenant's reasonable expenses in so doing shall be due upon demand. Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease or with any governmental regulations.

     34. Landlord Consent. This Sublease and Sublandlord's and Subtenant's obligations hereunder are conditioned upon the written consent of Landlord. Sublandlord shall use diligent efforts to obtain the consent from Landlord as soon as practicable. If Sublandlord fails to obtain the consent within thirty
(30) days after execution of this Sublease by Subtenant, then either party may terminate this Sublease by giving the other party written notice thereof at any time prior to Subtenant's receipt of the consent, and Sublandlord shall promptly return the Lease Deposit to Subtenant.

     In Witness Whereof, the parties hereto have executed this Sublease.

SUBTENANT:                                SUBLANDLORD:

VITRIA TECHNOLOGY, INC.,                  APPLIED MATERIALS, INC.,
A CALIFORNIA CORPORATION                  A DELAWARE CORPORATION



By: /s/ Paul R. Auvil                     By: /s/ Thomas M. _________
   --------------------------                ----------------------------

Print Name: Paul R. Auvil                 Print Name: Thomas M. ________
           ------------------                        --------------------

Print Title: Chief Financial Officer      Print Title:
            ------------------------

By: /s/ Jo Mei Chang                      By:
   -----------------                         ---------------------------------

Print Name: Jo Mei Chang                  Print Name:
           -------------------------                 -------------------------

Print Title: President CEO                Print Title:
            ------------------------

                                   Exhibit A

                 DESCRIPTION OF PROJECT AND PREMISES/BUILDINGS


(attach diagram of Project and approximate footprint of Buildings)

                                   Exhibit B

                             RULES AND REGULATIONS

I. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Project.

II. The Project directory, if any, shall be used by Landlord to display names and locations of tenants in the Project. No tenant shall use or make any changes to such directories without Landlord's prior written consent.

III. The sidewalks, halls, passages, exits, entrances, elevator and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises, unless Tenant is the sole occupant of the Building. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

IV. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

V. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

VI. Tenant shall not use any method of heating or air conditioning other than that supplied or approved by Landlord.

VII. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any exterior picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

VIII. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

IX. No bicycle (except in those areas which may be designated for bicycles by Landlord) or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by "seeing eye" dogs. Unless Tenant is the sole occupant of the Building, Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

X. Tenant shall not do or permit the manufacture or sale of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

XI. Tenant shall not disturb the quiet enjoyment of any other tenant, if any, in the Building and/or Project.

XII. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

XIII. Tenant shall not during the term of this Sublease canvas or solicit other tenants of the Building for any purpose.

XIV. Tenant shall not install or operate any phonograph, musical or sound-producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

XV.    Tenant shall promptly remove all rubbish and waste from the Premises.

XVI. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the Permitted Uses of the Premises specified in the Schedule of this Sublease, without the prior written consent of Landlord.

XVII. Tenant shall not overload any floors in the Premises or any public corridors or elevator in the Building.

XVIII. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's reasonable discretion, and Landlord's satisfaction shall be determined in its reasonable judgment.

                                   Exhibit C

                             WORK LETTER AGREEMENT

     This Exhibit C Work Letter Agreement ("Work Letter") is attached to and made a part of that certain Sublease (the "Sublease") between Applied Materials, Inc. a Delaware corporation ("Sublandlord) and Vitria Technology, Inc., a California corporation ("Subtenant"). Terms used in this Work Letter that are defined in the Sublease shall have the same meaning as provided in the Sublease.

     The purpose of this Work Letter is to set forth the agreement between Sublandlord and Subtenant with respect to the construction and installation of the Tenant Improvements to be installed on the Premises.

1. Improvement. Sublandlord shall improve the Premises in accordance with plans and specifications approved by Landlord, Sublandlord, and Subtenant (such improvements are referred to herein as the "Tenant Improvements") and in accordance with this Work Letter and subject to the requirements of the Lease between Landlord and Sublandlord and its Exhibit C Tenant Improvement Agreement ("Master Lease").

2. Tenant Improvements. For purposes of this Work Letter and the Sublease, Tenant Improvements shall not include the Building Shell and Sublandlord Upgrades as defined in the Sublease. The Tenant Improvements shall include, but not be limited to, the following:

     a.  sprinkler drops and heads below drop ceiling;

     b. roof mounted HVAC, including main trunk lines, secondary distribution lines and controls;

     c.  ceilings;

     d.  lighting;

     e.  building insulation;

     f.  interior walls and partitions;

     g.  plumbing

     h.  painting;

     i.  floor covering;

     j.  interior doors;

     k.  all venting, including exhaust lines and hoods;

     l. electrical secondary system from transformer (including underground pull section and conductors), panels, main switchboard, switches, and distributions;

     m.  gas distribution;

     n.  telephone switch room, panel, distribution system;

     o.  electrical rooms, phone, rooms, and mechanical rooms;

     p. Building common area improvements (including lobbies, corridors, bathrooms, janitorial closet, base HVAC system and secondary concrete and steel exit stairs;)

     q.  emergency generators;

     r.  window coverings;

     s.  interior and exterior signage; and

     t.  special data and communications systems.

3. Schematic Plan. Sublandlord and Subtenant have each approved the schematic space plans for the Premises dated April 2, 1999 (the "Schematic Plan") prepared by Liz Gibbons of CAS Architects ("Sublandlord's Space Planner").

4. Design Development Drawings. On or before April 9, 1999, Subtenant shall provide Sublandlord's Space Planner or Architect with all information reasonably required in order to prepare design development drawings and specifications (the "Design Development Drawings") showing the specific Tenant Improvements which Subtenant desires to have Sublandlord construct in the Premises in order to complete. Subtenant shall contract directly for design of interior finishes and details ("Upgrade Finish Designs"). The Design Development Drawings shall be based upon the Schematic Plan. The information which Subtenant is to convey to Sublandlord's Space Planner within the five (5) business day period shall include all information regarding Subtenant's proposed use of the Premises and the character of the Tenant Improvements necessary to develop the Design Development Drawings, including such general information as number and general size and types of offices, computer rooms, conference rooms, storage areas office equipment rooms, lunch or break rooms, laboratories, lobby size and layout, and specific information, including upgrades from Building Standards (defined in Paragraph 8), and shall, without limitation, including the following:

     a.  type of all partitions;

     b.  type of all doors, including hardware;

     c.  type of glass partitions, windows and doors, including framing;

     d. requirements and type of Subtenant's telephone equipment, including Subtenant's telephone company approval and, if required, all governmental approvals therefor,

     e. requirements and type of electrical outlets (including, without limitation, floor monuments), switches, telephone outlets and lighting;

     (f) requirements and type of special electrical outlets for Subtenant's equipment with special electrical requirements, including manufacturer's specifications for use and operation;

     (g) weight per square foot and description of any equipment exceeding fifty
(50) pounds per square foot;

     (h) all special air conditioning or ventilation requirements;

     (i) floor covering types and colors;

     (j) wall covering and base types and colors;

     (k) paint types and colors;

     (l) requirement and type of plumbing and kitchen equipment;

     (m) all millwork and built-in equipment with size, hook-up requirements and finishes approved by Subtenant;

     (n) all bracing and support of special walls and dimensions;

     (o) height and type of ceiling, if different from Building Standard;

     (p) special purpose rooms including, without limitation, computer rooms, kitchens, and laboratories, and notation if services of special technical consultants will be required;

     (q) any special fire sprinkler equipment and its location;

     (r) Subtenant's security requirements;

     (s) special cabling, data, and communication equipment requirements; and

     (t) such other detail as Sublandlord's Space Planner shall reasonably request.

     All Design Development Drawings shall be subject to Sublandlord's written approval which approval shall not be unreasonably withheld so long as such Design Development Drawings are consistent with and represent a logical evolution of the Schematic Plan. If Sublandlord disapproves Subtenant's Design Development Drawings, Sublandlord shall promptly inform Subtenant of such disapproval and the grounds therefor. Subtenant shall have three (3) business days thereafter to deliver to Sublandlord's Space Planner any information necessary to revise the Design Development Drawings. Subtenant shall have three
(3) business days after receipt to notify Sublandlord of its approval or disapproval of the Design Development Drawings. If Subtenant fails to disapprove the proposed Design Development Drawings within such three (3) business day period, Subtenant shall be deemed to have approved such proposed Design Development Drawings. If Subtenant disapproves the proposed Design Development Drawings, it shall concurrently deliver to Sublandlord its written proposal for required changes and the parties shall negotiate in good faith to reach agreement on the Design Development Drawings.

5. Work Cost Estimate. Following approval of the Design Development Drawings, Sublandlord shall submit to Subtenant a written estimate of the costs of the Tenant Improvements work (the "Work Cost Estimate"). Within two (2) business days after receipt of such estimate, Subtenant shall either approve the Work Cost Estimate, or disapprove specific items and submit to Sublandlord's Space Planner information necessary to prepare revisions of the Design Development Drawings to reflect the deletion of and/or substitution of such disapproved items. Any such deletions and/or substitutions shall be subject to Sublandlord's approval as hereinabove required. Following approval of the revised Design Development Drawings, Sublandlord shall submit to Subtenant a revised Work Cost Estimate. Failure of Subtenant to disapprove any items on a Work Cost Estimate within two (2) business days after receipt shall be deemed approval of such Work Cost Estimate by Subtenant. Subtenant acknowledges that the Work Cost Estimate is an estimate of the Tenant Improvement Costs, and that the contingency amount specified therein may not be sufficient to provide for all changes in the Tenant improvements and/or other unforeseen costs and expenses arising after Subtenant's approval thereof. Subtenant acknowledges that any request by Subtenant for above-standard improvements, as well as all change orders, will, more likely than not, result in the Tenant Improvements Costs exceeding the Improvements Allowance.

6. Construction Drawings. Following approval of the Schematic Plan and Work Cost Estimate, CAS Architects ("Landlord's Architect")shall prepare detailed drawings sufficient for construction of the Tenant Improvements ("Construction Drawings"). Subtenant shall contract directly for design of the plumbing, electrical, and HVAC systems on a "design/build" basis and Finish Upgrade Designs, and the Construction Drawings may include only specifications for these systems. Sublandlord shall also deliver to Subtenant with the Construction Drawings an updated Work Cost Estimate ("Updated Work Cost Estimate") based upon the Construction Drawings. Subtenant shall have three (3) business days after receipt of the Construction Drawings and Updated Work Cost Estimate to approve or disapprove the Construction Drawings and Updated Work Cost Estimate. If Subtenant disapproves the Construction Drawings or updated Work Cost Estimate, Subtenant and Sublandlord shall have two (2) business days to resolve the disapproval.

7. Time Schedule. Preparation and approval of the Design Development Drawings and Construction Documents shall proceed as indicated below and each action completed by Subtenant on or before the date herein specified.

Action                                Due Date
------                                --------

A: By Subtenant:

a)  Submission of information to      Five (5) business days after approval of
Sublandlord's Space Planner.          Schematic Plan.

b)  Submission, if necessary, of      Three (3) business days after receipt of
information to redesign Design        Sublandlord's notice of disapproval.
Development Drawings.

c)  Delivery of written notice        Three (3) business days after receipt.
approving or
disapproving Design Development Drawings.

(d)    Delivery of written notice         Two (2) business days after receipt.
approving or disapproving Work Cost
Estimate.

(e)    Delivery of written notice         Three (3) business days after receipt.
approving or disapproving Construction
Drawings.

(f)    Resolution of any disapproval of   Two (2) business days after Subtenant
Construction Drawings.                    Disapproval.

(g)    Delivery of design criteria for    On or before April 6, 1999.
plumbing, Electrical, and HVAC systems.

(h)    Delivery of Final Plans and        On or before April 19, 1999.
Specifications for plumbing,
electrical, and HVAC systems and Final
Upgrade Finish Designs.

B: By: Sublandlord:

(a)    Delivery of written notice         Within five (5) days after delivery of
approving or disapproving Final Plans     Final Plans for plumbing, electrical,
and Specifications and Final Upgrade      and HVAC system and Final Upgrade
Finish Designs plans for plumbing,        Finish Designs.
electrical, and HVAC systems.

8. Construction. Following approval of the Construction Drawings, Sublandlord shall enter into a contract with South Bay Construction Company ("Contractor") for construction of the Tenant Improvements ("Construction Contract"). The Construction Contract be a guaranteed maximum price contract in the amount of the approved Updated Work Cost Estimate, with allowances for the design/build systems. The Construction Contract shall require that Contractor provide a minimum warranty of one year with respect to the Tenant Improvements and require that the Contractor provide a replacement warranty with the same coverage for any existing warranty covering the Building Shell or other improvements invalidated by work performed by the Contractor. Except as specified in the Construction Drawings, the Tenant Improvements will be constructed using Building-standard materials and procedures ("Building Standards") as more particularly described in Schedule "1" attached hereto and incorporated herein by reference.

       All Tenant Improvements shall be completed in a good and workmanlike manner and in compliance with the Master Lease. All materials and equipment incorporated into the Tenant Improvements (i) will be new and free of defects,
(ii) will conform to all applicable codes, (iii) will conform to the approved final Construction Drawings approved by Sublandlord and Subtenant, including all changes or modifications thereto approved by Sublandlord and Subtenant, and (iv) comply with requirements of the Master Lease.

     Sublandlord shall be responsible for obtaining all necessary permits and approvals (including the building and occupancy permits) and other authorizations from governmental agencies needed in connection with the Tenant Improvements. The costs of all such permits and approvals required in connection with the Tenant Improvements, including inspection and other building fees required to obtain the permits for the Tenant Improvements, shall be included as part of the costs of the Tenant Improvements.

9. Project Management. Sublandlord shall enter into a contract with South Bay Construction ("Project Manager") for project management for the design preparation and construction process.

10. Change Orders. Any changes to the Construction Drawings subsequent to Sublandlord's and Subtenant's approval thereof which are requested by Subtenant, required by any governmental agency, or proposed for any other reason whatsoever shall be incorporated into the work only by means of a change order ("Change Order"). All proposed Change Orders shall be forwarded to Sublandlord for approval and costing. Sublandlord shall have two (2) business days for approval or disapproval. Sublandlord shall not unreasonably withhold or delay consent to any Change Order proposed by Subtenant, and Subtenant shall not unreasonably withhold or delay consent to a Change Order proposed by Sublandlord. Subtenant shall be given a written cost estimate and time required for the completion of such Change Order, and Subtenant shall have two (2) business days for approval or disapproval. The cost of any Change Order which would not otherwise be covered by the Improvements Allowance shall be paid by Subtenant in full with the next subsequent installment of Subtenant's Construction Cost Share (defined in Section 11 below). No revisions to the approved Construction Drawings shall be made by either Sublandlord or Subtenant unless approved in writing by both parties. Sublandlord or Subtenant agrees to make all changes required by any public agency to conform with governmental regulations. Any costs related to such changes shall be added to the Tenant Improvements Cost. Costs related to changes shall include, without limitation, any architectural or design fees, and the Contractor's price for effecting the change.

11. Improvements Allowance. Sublandlord shall provide an allowance for the planning and construction of the Tenant Improvements in the amount of One Million Five Hundred Ninety-Four Thousand Five Hundred Twenty-Five Dollars ($1,594,525.00) ("Base Allowance"). In addition, Sublandlord shall provide an additional improvement allowance (Additional Allowance") of Seven Dollars ($7.00) per square foot of the Premises for a total Additional Allowance of up to Four Hundred Sixty-Six Thousand Four Hundred Sixty-Seven Dollars ($446,467.00). The Additional Allowance shall be fully amortized over the term of the Sublease at an interest rate of ten percent (10%) per annum as an element of Base Rent. The Base Allowance and the Additional Allowance shall be referred to collectively as the "Improvements Allowance". The Improvements Allowance shall be the maximum contribution by Sublandlord for the Tenant Improvements Cost, as defined in Paragraph 12. If the Tenant improvements Cost as specified in the Construction Contract exceeds the Improvements Allowance, Subtenant shall pay the amount by which the Tenant Improvements Cost exceeds the Improvements Allowance ("Subtenant's Construction Cost Share). Subtenant shall deliver to Sublandlord in cash twenty-five percent (25%) of any Subtenant's Construction Cost Share prior to commencement of construction. Subtenant shall pay the balance of Subtenant's Construction Cost Share in two (2) monthly installments of twenty-five percent (25%) each, and a final installment upon Substantial

Completion. Sublandlord shall bill Subtenant for such installments plus any excess of the cost of the plumbing, electrical, and HVAC systems in excess of the allowances in the Construction Contract, and payment shall be due ten (10) days after Sublandlord's billing therefor. Any unpaid amount shall bear interest from the date due at the Interest Rate specified in the Sublease. The Improvements Allowance shall not be used for payment of any costs of procuring, constructing or installing in the Premises any of Subtenant's personal property, including furnishings, fixtures, and equipment.

12. Improvements Cost. The improvement cost ("Tenant Improvements Cost") to be paid by Sublandlord from the Improvements Allowance shall include, but not be limited to:

     (a) All costs, including all Sublandlord's Architect and Space Planner fees, of the Schematic Plan, Design Development Drawings, Construction Drawings and specifications for the Tenant Improvements, including as-built drawings, and engineering costs for mechanical, electrical and plumbing design and for State of California energy utilization calculations under title 24 legislation, including any fees resulting from Change Orders requested by Subtenant or required by any government agency;

     (b) All costs of obtaining building permits and other necessary authorizations from the City of Sunnyvale and other governmental agencies;

     (c) All costs of constructing and installing the Tenant Improvements paid to Contractor pursuant to the Construction Contract, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site project management, supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with construction of the Tenant Improvements;

     (d) Sewer, water, or other utility or municipal connection fees, in accordance with Section 4 of the Sublease;

     (e) The fee for the Project Manager as provided in Paragraph 9; and

     (f) The fee for Subtenant's design contractor for the plumbing, electrical, and HVAC systems and Finish Upgrade Designs.

     The Tenant Improvements Cost shall not include nor shall any portion of the Improvements Allowance be used for (i) charges and expenses for Change Orders that have not been approved by Subtenant, (ii) costs resulting from any breach of contract by Contractor or any of its subcontractors or by Architect or any design or construction defects, (iii) costs for which Sublandlord received reimbursement from others (including, without limitation, insurers and warrantors), (iv) the cost of bringing the exterior of the Premises and surrounding area into compliance with applicable Governmental Regulations, and
(v) costs resulting from a casualty or act of God.

13. Termination. If the Sublease is terminated prior to the Commencement Date due to the default of Subtenant pursuant to this agreement or the Sublease, Subtenant shall pay to Sublandlord, within thirty (30) days of receipt of a statement therefor, any costs incurred by Sublandlord through the date of termination in connection with the Tenant Improvements. Any extra costs incurred due to the casualty shall not be included as part of the Tenant Improvements Cost.

14. Rink of Loss. The risk of loss of the Premises before the Commencement Date (as defined in the Sublease) shall be borne by Sublandlord. At all times prior to the Commencement Date, Sublandlord, at its sole cost and expense, shall maintain contingent liability and broad form "builder's risk" insurance with coverage in an amount equal to the replacement cost of the Tenant Improvements. If the Premises are damaged or destroyed prior to the Commencement Date, and if the Premises, in the reasonable opinion of Sublandlord's Architect, cannot be substantially completed prior to February 1,2000, Subtenant shall have the right to terminate the Sublease. If the Premises are damaged or destroyed and the Sublease is not terminated pursuant to the tam of the Sublease, then Sublandlord shall promptly and diligently complete construction of the Tenant Improvements in accordance with the Lease and this Work Letter.

15. Commencement Date Determination. "Substantial Completion" shall mean the state of completion existing when (i) the Tenant Improvements (exclusive of custom features, such as entrance stair, water feature, and boardroom upgrades) have been completed in accordance with the approved final Construction Drawings, as certified by Sublandlord's Architect and Sublandlord's Contractor, (ii) all utilities are hooked up and available for use, and (iii) Subtenant may lawfully occupy the Premises. Substantial Completion shall be deemed to have occurred notwithstanding a requirement on the part of Sublandlord to complete "punch list" or similar corrective work. The date of Substantial Completion of the Tenant Improvements shall be fixed by Sublandlord's Project Manager.

     The Commencement Date shall be the earlier of: (a) the date of Substantial Completion of the Tenant Improvements, or (b) August 1, 1999.

     If Substantial Completion of the Tenant Improvements is delayed as a result of:

     a. Subtenant's failure to submit the information necessary for the preparation of the Design Development Drawings or Construction Drawings within the time periods called for;

     b. Subtenant's failure to deliver preliminary or final plans and specifications for the plumbing, electrical, and HVAC systems or Finish Upgrade Designs;

     c. Subtenant's change(s) in the Construction Drawings after such dates;

     d. Subtenant's failure to either approve the Design Development Drawings, Work Cost Estimate, Construction Drawings, or Updated Work Cost Estimate, or Change Orders, to submit revisions, or to resolve disapproval within the times prescribed;

     e. Subtenant's specification of materials other than Building Standard materials or relocation of Building Core from Building Standard location, which increase the construction period or result in delay;

     f. special permit requirements for Subtenant's operations and improvements;

     (g) Subtenant's failure to deliver the twenty-five percent (25%) of Subtenant's share of Tenant Improvement Cost prior to the scheduled date for commencement of work or to timely pay any other installment of Subtenant's Construction Cost Share; and

     (h) any other delays requested or caused by the acts or omissions of Subtenant, its agents, employees, consultants or designers, including Subtenant's activities in the Premises during the Early Occupancy Period provided for in Section 1 of the Sublease.

(all of the foregoing being referred to herein collectively as "Subtenant's Delay"),

or as a result of:

     x. Sublandlord's failure to approve or disapprove a Change Order within the time prescribed; or

     y. Sublandlord's failure to approve or disapprove Final Plans and specifications for the plumbing, electrical, and HVAC systems or Finish Upgrade Designs prepared by Subtenant's designer within the times prescribed (the foregoing being referred to collectively as "Sublandlord Delay")

then the Commencement Date shall be the earlier of:

     (1) August 1, 1999 plus the number of days equal to the days of Sublandlord Delay less the number of days equal to the days of Subtenant Delay; or

     (2) the date upon which Subtenant commences business operations in the Premises.

     In calculating days of Subtenant Delay or Sublandlord Delay, credit shall be given (i.e., deduction made) for subsequent actions or approvals faster than the schedule requires and which regain time lost due to previous delay. For example, if Subtenant is responsible for three days of delay on an occasion, but on a subsequent occasion takes only one day when two is allowed and one day of schedule is regained, then the number of days of Subtenant Delay would be two
(2) days.

16. Acceptance of Possession. As soon as the Tenant Improvements are Substantially Complete (exclusive of custom features, such as entrance stair, water feature, and boardroom upgrades) and Sublandlord has given Subtenant reasonable prior written notice of the time and date therefor, Sublandlord and Subtenant shall together walk through and inspect the Premises. After such inspection has been completed, each party shall sign an acceptance agreement, which shall (i) include a list of all "punch list" items which the parties agree are to be corrected by Sublandlord, and (ii) shall state the Commencement Date as provided above. Sublandlord shall use reasonable efforts to complete and/or repair such "punch list" items within thirty (30) days after executing the acceptance agreement. After completion of the custom features, Sublandlord and Subtenant shall prepare a punch list for these elements. The parties' preparation of such a "punch list" and execution of an acceptance agreement shall be deemed an acceptance by Subtenant of the Premises as complete and free from defects except as noted in the punch list, but shall not in any way affect the following warranty obligations of Sublandlord: Notwithstanding anything to the contrary in the Sublease, effective upon delivery of the Premises to Subtenant, Sublandlord does hereby warrant (i) that the Tenant Improvements were constructed in accordance with all applicable Governmental Requirements, (ii) that the Tenant Improvements were constructed in accordance with the approved final Construction Drawings and in a good and workmanlike manner, (iii) that all material and equipment installed in the Premises conformed to the approved final Construction Drawings, was new and otherwise of good quality and was installed in accordance with all vendor's and manufacturer's specifications, instructions and requirements, and (iv) that all material and equipment installed in the Premises has been paid for and is free of liens, security interests or chattel mortgages. All construction, product and equipment warranties and guarantees obtained by Sublandlord shall, to the extent obtainable, provide that such warranties and guarantees shall also run to the benefit of Subtenant and its successors and assigns. Subtenant shall have the benefit of any construction, product and equipment warranties and guarantees in favor of Sublandlord that would assist Subtenant in correcting defects and in discharging any of Subtenant's obligations regarding the repair and maintenance of the Premises. Upon written request by Subtenant, Sublandlord shall inform Subtenant of all written construction, product and equipment warranties and guarantees in favor of Sublandlord which affect the Premises. Notwithstanding anything to the contrary contained in the Sublease, Subtenant's acceptance of the Premises shall not be deemed a waiver of the foregoing warranty, and Sublandlord shall promptly repair all violations of the warranty set forth in this paragraph at its sole cost and expense.

SUBTENANT:                                SUBLANDLORD:

Vitria Technology, Inc.,                  Applied Materials, Inc.,
a California corporation                  a Delaware corporation



By: /s/ Paul R. Auvil                     By: /s/ Thomas R. ----------
    --------------------------------          ---------------------------------
Name: Paul R. Auvil                       Name: Thomas R. --------
      ------------------------------            -------------------------------

Title: Chief Financial Officer            Title:
       -----------------------------            -------------------------------

By: /s/ Jo Mei Chang                      By:
    --------------------------------          ---------------------------------
Print Name: Jo Mei Chang                  Print Name:
            ------------------------                  -------------------------
Title: President & CEO                    Title:
       -----------------------------             ------------------------------

                           Schedule "1" to Exhibit C

                        BUILDING STANDARD IMPROVEMENTS

     Unless otherwise agreed by both Subtenant and Sublandlord, the following materials, or comparable substitute materials, shall be used by Sublandlord in completing the Improvements for the Premises.


Drywall Partitions:             Building-standard interior partitions to consist
                                of 3 5/8" metal studs, with one layer 5/8" gypsum board each side. All partitions to be taped and prepared for light texture paint finish.

Door: Interior door assembly to be paint grade wood-veneer, solid-core doors, 3 feet wide by 7' height.

Door Frame:                     Hollow metal knock-down, painted building-
                                standard color.

Door Hardware:                  Chrome lever handle latchset, three pair butt
                                hinges.

Entry Door Assembly:            Door assembly to be determined, frame and
                                lockset included.

Ceiling Grid System:            Mechanically suspended, 2' x 4' Armstrong
                                "Prelude" building-standard grid throughout the
                                Premises.

Ceiling Tiles:                  Armstrong 2' x 4' mineral-fiber acoustical lay-
                                in "Cortega" tiles.

Light Fixtures,                 Recessed, ceiling-mounted, 2' x 4' fluorescent
                                fixture with three lamps and prismatic lens, installed in building-standard acoustic ceiling.

Wall Switches:                  Switching to be dual rocker switch to meet Title
                                24 requirements, controlling building standard fixtures.

Wall Duplex Outlet:             Duplex power receptacle mounted at standard
                                Height (18" A.F.F. mounted vertically) in drywall partition with normal circuiting from core low voltage panel.

Wall Telephone Data Outlet:     Telephone/data outlet to be dry-wall ring
                                mounted at standard height (18"A.F.F. mounted vertically) in drywall partition with pull string to above ceiling.

Paint: Building-standard paint to consist of one coat of stipple acrylic latex selected from building color samples.

Base: Building-standard base 4" high, resilient rubber selected from building sample colors.

Resilient Tile:                 Building-standard resilient tile will be
                                provided in lieu of carpeting where required, selected from building sample colors.

Carpet: Building-standard carpet, 26 ounces per square yard, selected from building sample colors.

Window Treatment:               Building-standard horizontal mini-blinds typical
                                at all exterior windows.

HVAC: Individual, custom-designed, roof mounted package or heat-pump unit with one thermostatic control per zone.

Sprinkler System:               Semi-recessed sprinkler heads in white
                                escutcheon, installed in building-standard ceiling tiles.

                                   Exhibit D

                   MORTGAGES CURRENTLY AFFECTING THE PROJECT

[None]

                                   Exhibit E
                                SHELL UPGRADES

                                                                  AMAT         AMAT
                                                                Approved        Date
CQ#                Description                 Status             Cost        Approved       Remarks
---                -----------                 ------           --------      --------       -------
1004    toilet mm blk outs                  completed             7,200        2/4/98        Installed as requested
1005    undgr drainage sewer                completed           107,467        2/4/98        Scope incl vending/janitor closet,
                                                                                             add't sewer undrg, clean outs
1006    reception desk comm conduit         completed             3,739      12/19/98        Communication and electrical
                                                                                             conduit to reception desks
1009    ungr comm conduit                   completed            71,601      12/19/98        Scope incl. 6-4" addtl conduit
                                                                                             w/jnct box to DeGuine N&S Campus
1011    upgrd rf joists for mech. eqmt.     completed             8,964      12/19/98        Upgrades roof joist sizes within
                                                                                             mechanical screen area
1014    elevator oil leak monitoring        completed             7,578        4/3/98        AMAT requirement
1020    second flr infills Bldgs A&D        completed            64,987        4/3/98        Changed lobby locations for Bldgs
                                                                                             A&D
1025    elevator eqpmt (7) bldg             completed           530,428        4/3/98        Installed elevators per HPC core
                                                                                             plans, incls. Machine Rooms, sound
                                                                                             deading, secondary machinery
                                                                                             containment, & ventilation
1026    add't stairs - 2 per building       completed           183,036        4/3/98        Scope for 14 stairs incl stringers,
                                                                                             treads, infill, temporary handrail
                                                                                             steel handrails per drawings left
                                                                                             in each building for future use
1028    infrastr for grease interceptor     completed            15,516        2/4/98        Install additional underground
                                                                                             sewer south and east of Bldg G
1030    site conduit for 4000amp            completed            27,638        2/4/98        Install 2 additional 6" conduits on
                                                                                             north side of North Campus for
                                                                                             future upgrade of electrical
                                                                                             service to 4,000 amps per bldg.
1033    blk out slab at Bldg F for CET      completed             9,078        1/7/98        Included pour of concrete if not
        clean rooms and Bldg G for Kitchen                                                   left open
1039    extr dr panic hardware              completed            41,039        4/1/98        Per discussions with Tobbi Beck
                                                                                             from Security
1040    power assist drs at main entries    completed            40,513        4/1/98        Per discussions with Tobbi Beck
                                                                                             from Security
1051    site security upgrades              completed            40,393        4/1/98        Per discussions with Tobbi Beck
                                                                                             from Security
1055    electrical room 7 bldgs             completed            20,987        4/3/98        Enclose all Elect. Rms, per code.
                                                                                             Split costs with CarrAmerica
CarrA   addit A/E fees for shell & site     completed            14,250        4/3/98        Additional services for all shell
        changes                                                                              and site changes requested by AMAT

        Total Change Order Costs                              1,194,414

                                   Exhibit F

          LIST OF HAZARDOUS SUBSTANCES AND QUANTITIES USED BY TENANT


Customary types and quantities of office supplies and cleaning materials.

                                   Exhibit G

                                 MASTER LEASE

[To Be Attached]